UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.____)

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Filed by a Party other than the Registrant [   ]

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[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

THE MARCUS CORPORATION
(Name of Registrant as Specified in its Charter)

_____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE MARCUS CORPORATION

100 East Wisconsin Avenue, Suite 1900
Milwaukee, Wisconsin 53202-4125

_________________

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, October 14, 2009

_________________

To the Shareholders of

         THE MARCUS CORPORATION

        NOTICE IS HEREBY GIVEN THAT the 2009 Annual Meeting of Shareholders of THE MARCUS CORPORATION will be held on Wednesday, October 14, 2009, at 10:00 A.M., local time, at the Pfister Hotel, 424 E. Wisconsin Avenue, Milwaukee, Wisconsin, for the following purposes:

1.	to elect as directors the ten nominees named in the attached proxy statement; and

2.	to consider and act upon any other business that may be properly brought before the meeting or any adjournment thereof.

        Only holders of record of our Common Stock and Class B Common Stock as of the close of business on August 6, 2009, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof. Shareholders may vote in person or by proxy. The holders of our Common Stock will be entitled to one vote per share and the holders of our Class B Common Stock will be entitled to ten votes per share on each matter submitted for shareholder consideration.

        Shareholders are cordially invited to attend the meeting in person. A map is provided on the following page to assist you in locating the Pfister Hotel. Even if you expect to attend the meeting in person, to help ensure your vote is represented at the meeting, please complete, sign, date and return in the enclosed postage paid envelope the accompanying proxy, which is being solicited by our board of directors. You may revoke your proxy at any time before it is actually voted by giving notice thereof in writing to the undersigned or by voting in person at the meeting.

        Interested parties are invited to listen to a live audio Webcast of the meeting by logging onto the “Investor Relations” section of our website: www.marcuscorp.com. Listeners should go to the website at least 15 minutes prior to the start of the presentation to download and install any necessary audio software.

        Accompanying this Notice of 2009 Annual Meeting of Shareholders is a proxy statement and form of proxy.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on October 14, 2009

        Pursuant to rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2009 annual report to shareholders are available at www.marcuscorp.com/eproxy.

On Behalf of the Board of Directors Thomas F. Kissinger Vice President, General Counsel and Secretary

Milwaukee, Wisconsin
September 4, 2009

Important Information for Shareholders Attending
The Marcus Corporation 2009 Annual Meeting

10:00 a.m.
Wednesday, October 14, 2009
The Pfister Hotel
424 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
www.thepfisterhotel.com

Directions:

From the South

Take I-94 North toward Milwaukee. Take Exit 310C toward I-794 E/Lakefront. Take the Plankinton Avenue exit, Exit 1D. Turn slight left onto North Plankinton Avenue. Turn center onto Wisconsin Avenue. Continue about three blocks east to the hotel. The hotel is on the left-hand side on the corner of Wisconsin Avenue and Jefferson Street. Entrance to the hotel parking ramp is on Mason Street, one block north of Wisconsin Avenue.

From the West

Take I-94 East toward Milwaukee. After passing Miller Park, proceed to the left lane. The left lane will become 794 East. Continue on 794 east and exit at the Van Buren Street exit. Continue north on Van Buren Street for two blocks to Mason Street. Turn left on Mason Street for two blocks to Jefferson Street. The hotel is on the left-hand side, at the corner of Mason Street and Jefferson Street.

From the North

Take I-43 south to Exit 73A McKinley Avenue (merge to the right side of the freeway). Take a left at the lights onto McKinley. Take McKinley over the river and turn right onto Water Street. Take Water Street south to Mason Street. Turn left on Mason Street for two blocks to Jefferson Street. The hotel is on the right-hand side, at the corner of Mason Street and Jefferson Street.

Parking:

If you wish to use valet parking, proceed to the hotel’s main entrance on Jefferson Street and pull up to the side of the building. To park in The Pfister Hotel parking ramp, proceed to Mason Street to the parking ramp entrance. Parking in The Pfister Hotel parking ramp is on a space available basis.

Experience The Pfister Hotel – Milwaukee’s Preferred Hotel

Shareholders staying for lunch at The Pfister Hotel following the annual meeting on Wednesday, October 14 will receive a 20% discount on their bill. Visit Mason Street Grill or Café Pfister for an enjoyable and relaxing lunch. For a glance at our menus, please visit

http://www.thepfisterhotel.com/Dining-Cocktails.

Tell your server that you are a Marcus Corporation shareholder.

THE MARCUS CORPORATION

PROXY STATEMENT

For
2009 Annual Meeting of Shareholders
To Be Held Wednesday, October 14, 2009

        This proxy statement and accompanying form of proxy are being furnished to our shareholders beginning on or about September 4, 2009, in connection with the solicitation of proxies by our board of directors for use at our 2009 Annual Meeting of Shareholders to be held on Wednesday, October 14, 2009, at 10:00 A.M., local time, at the Pfister Hotel, 424 E. Wisconsin Avenue, Milwaukee, Wisconsin and at any postponement or adjournment thereof (collectively, “Meeting”), for the purposes set forth in the attached Notice of 2009 Annual Meeting of Shareholders and as described herein.

        Execution of a proxy will not affect your right to attend the Meeting and to vote in person, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before it is exercised by giving written notice of your intention to revoke the proxy to our Secretary, by notifying the appropriate personnel at the Meeting in writing or by voting in person at the Meeting. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the Meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s ten director nominees set forth below and (2) on such other matters that may properly come before the Meeting in accordance with the best judgment of the persons named as proxies.

        Only holders of record of shares of our Common Stock (“Common Shares”) and our Class B Common Stock (“Class B Shares”) as of the close of business on August 6, 2009 (“Record Date”) are entitled to vote at the Meeting. As of the Record Date, we had 20,993,828 Common Shares and 8,856,671 Class B Shares outstanding and entitled to vote. The record holder of each outstanding Common Share on the Record Date is entitled to one vote per share and the record holder of each outstanding Class B Share on the Record Date is entitled to ten votes per share on each matter submitted for shareholder consideration at the Meeting. The holders of our Common Shares and the holders of our Class B Shares will vote together as a single class on all matters subject to shareholder consideration at the Meeting. The total number of votes represented by outstanding Common Shares and Class B Shares as of the Record Date was 109,560,538, consisting of 20,993,828 represented by outstanding Common Shares and 88,566,710 votes represented by outstanding Class B Shares.

ELECTION OF DIRECTORS

        At the Meeting, our shareholders will elect all ten members of our board of directors. The directors elected at the Meeting will hold office until our 2010 Annual Meeting of Shareholders and until their successors are duly qualified and elected. If, prior to the Meeting, one or more of the board’s nominees becomes unable to serve as a director for any reason, the votes represented by proxies granting authority to vote for all of the board’s nominees, or containing no voting instructions, will be voted for a replacement nominee selected by the board of directors. Under Wisconsin law, if a quorum of shareholders is present, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election. This means that the individuals receiving the largest number of votes will be elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares that are not voted on this matter at the Meeting, whether by abstention, broker nonvote or otherwise, will have no effect on the election of directors at the Meeting.

        All of our director nominees have been elected by our shareholders and have served continuously as directors since the date indicated below. The names of the director nominees, together with certain information about each of them as of the Record Date, are set forth below. Unless otherwise indicated, all of our director nominees have held the same principal occupation indicated below for at least the last five years. In connection with the acquisition of Midwest Airlines by Republic Airways Holdings, Timothy E. Hoeksema retired as Chairman of the Board, President and Chief Executive Officer of Midwest Air Group, Inc. As required by Section C8 of our Corporate Governance Policy Guidelines, upon his retirement Mr. Hoeksema tendered his resignation from our board of directors. Our Corporate Governance and Nominating Committee, in consultation with our Chairman of the Board, reviewed the appropriateness of Mr. Hoeksema’s continued service on our board of directors and declined to accept his resignation.

	Name	Current Principal Occupation	Age	Director Since
[Photo]	Stephen H. Marcus	Our Chairman of the Board. In January 2009 he retired	74	1969
		as our Chief Executive Officer, a position he had held
		since 1988(1)(2)(3)
[Photo]	Gregory S. Marcus	Our Chief Executive Officer since January 2009 and our	44	2005
		President since January 2008. Prior thereto, he was our
		Senior Vice President – Corporate Development (1)(2)
[Photo]	Diane Marcus Gershowitz	Real estate management and investments(1)(3)	70	1985
[Photo]	Daniel F. McKeithan, Jr.	President of Tamarack Petroleum Company, Inc. (operator	73	1985
		of oil and gas wells) and President of Active Investor
		Management, Inc. (manager of oil and gas wells)
[Photo]	Allan H. Selig	Commissioner of Major League Baseball and President and	74	1995
		Chief Executive Officer of Selig Executive Leasing Co.,
		Inc. (automobile leasing agency)(4)
[Photo]	Timothy E. Hoeksema	Retired Chairman of the Board, President and/or Chief	62	1995
		Executive Officer of Midwest Air Group, Inc. (commercial
		airline carrier)
[Photo]	Bruce J. Olson	Our Senior Vice President(2)	59	1996

	Name	Current Principal Occupation	Age	Director Since
[Photo]	Philip L. Milstein	Principal of Ogden CAP Properties, LLC (real estate and	60	1996
		investments) and former Co-Chairman of Emigrant Savings
		Bank (savings bank)
[Photo]	Bronson J. Haase	Retired President of Pabst Farms Equity Ventures LLC, a	65	1998
		real estate development organization; retired President
		and Chief Executive Officer of Wisconsin Gas Company (gas
		utility) and Vice President of WICOR, Inc. (utility
		holding company); and former President and Chief
		Executive Officer of Ameritech Wisconsin
[Photo]	James D. Ericson	Retired President, Chief Executive Officer and Chairman	73	2001
		of the Board of Trustees of The Northwestern Mutual Life
		Insurance Company (life insurance company)(5)

(1)	Stephen H. Marcus and Diane Marcus Gershowitz are brother and sister. Gregory S. Marcus is the son of Stephen H. Marcus.

(2)	Bruce J. Olson and Gregory S. Marcus are also officers of certain of our subsidiaries.

(3)	As a result of their beneficial ownership of Common Shares and Class B Shares, Stephen H. Marcus and/or Diane Marcus Gershowitz may be deemed to control, or share in the control of, the Company. See “Stock Ownership of Management and Others.”

(4)	Allan H. Selig is a director of Oil-Dri Corporation of America.

(5)	James D. Ericson is a director of Green Bay Packaging, Inc.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD’S NOMINEES. COMMON SHARES OR CLASS B SHARES REPRESENTED AT THE ANNUAL MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” EACH OF THE BOARD’S NOMINEES.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of Directors

        Based on a review by our board of directors of the direct and indirect relationships that each of the ten directors currently serving on the board has with the Company, including the relationships between the Company and Selig Executive Leasing Co., Inc. and the Milwaukee Brewers, the board of directors has determined that each of Messrs. McKeithan, Selig, Hoeksema, Milstein, Haase and Ericson are “independent directors” as defined by the rules of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”).

Code of Conduct

        The board of directors has adopted The Marcus Corporation Code of Conduct that applies to all of our directors, officers and employees. It is available under the “Human Resources” section of our corporate web site, www.marcuscorp.com. If you would like us to mail you a copy of our Code of Conduct, free of charge, please contact Thomas F. Kissinger, Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.

Committees of the Board of Directors

        Our board of directors has an Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee. Each committee operates under a written charter and the charters of our Audit, Compensation and Corporate Governance and Nominating Committees are available under the “Governance” section of our web site at www.marcuscorp.com. Our board and each committee also operate under our Corporate Governance Policy Guidelines, which are available under the “Corporate Governance and Nominating Committee” tab of the “Governance” section of our web site. If you would like us to mail you a copy of our Corporate Governance Policy Guidelines or a committee charter, free of charge, please contact Mr. Kissinger at the above address.

        Audit Committee. Our board of directors has an Audit Committee whose principal functions are to: (1) appoint and establish the compensation for and oversee our independent auditors; (2) review annual audit plans with management and our independent auditors; (3) preapprove all audit and non-audit services provided by our independent auditors; (4) oversee management’s evaluation of the adequacy of our internal and business controls, disclosure controls and procedures, and risk assessment and management; (5) review areas of financial risk that could have a material adverse effect on our results of operations and financial condition with management and our independent auditors; (6) evaluate the independence of our independent auditors; (7) review, in consultation with management and our independent auditors, financial reporting and accounting practices of comparable companies that differ from our own; and (8) receive, retain and address complaints (including employees’ confidential, anonymous submission of concerns) regarding financial disclosure and accounting and auditing matters. During our fiscal 2009, our Audit Committee consisted of Daniel F. McKeithan, Jr. (Chairman), James D. Ericson and Philip L. Milstein. Each member of our Audit Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. In addition, the board has determined that each of the members of the Audit Committee is an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC. The Audit Committee met four times during our fiscal 2009. See "Audit Committee Report."

        Compensation Committee. Our board of directors also has a Compensation Committee whose principal functions are to: (1) evaluate and establish the compensation, bonuses and benefits of our officers and other key employees and of the officers and other key employees of our subsidiaries and (2) administer our executive compensation plans, programs and arrangements. See “Compensation Discussion and Analysis.” During our fiscal 2009, our Compensation Committee consisted of Timothy E. Hoeksema (Chairman), Bronson J. Haase, Daniel F. McKeithan, Jr. and Philip L. Milstein. Each member of our Compensation Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Compensation Committee met four times during our fiscal 2009. See “Compensation Discussion and Analysis.”

        Corporate Governance and Nominating Committee. Our board of directors also has a Corporate Governance and Nominating Committee whose principal functions are to: (1) develop and maintain our Corporate Governance Policy Guidelines; (2) develop and maintain our Code of Conduct; (3) oversee the interpretation and enforcement of our Code of Conduct; (4) receive and review matters brought to the committee’s attention pursuant to our Code of Conduct; (5) evaluate the performance of our board of directors, its committees and committee chairmen and our directors; and (6) recommend individuals to be elected to our board of directors. During our fiscal 2009, our Corporate Governance and Nominating Committee consisted of Bronson J. Haase (Chairman), Timothy E. Hoeksema and Allan H. Selig. Each member of our Corporate Governance and Nominating Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee met two times during fiscal 2009.

        The Corporate Governance and Nominating Committee performs evaluations of the board of directors as a whole, the Executive Committee of the board of directors, and the individual directors. In addition, the Corporate Governance and Nominating Committee regularly assesses the appropriate size of our board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee will identify prospective nominees, including those nominated by management, members of our board of directors and shareholders, and will evaluate such prospective nominees against the standards and qualifications set out in the Corporate Governance and Nominating Committee Charter, including the individual’s range of experience, wisdom, integrity, ability to make independent analytical inquiries, business experience and acumen, understanding of our business and ability and willingness to devote adequate time to board and committee duties. The Corporate Governance and Nominating Committee does not evaluate shareholder nominees differently from any other nominee. Pursuant to procedures set forth in our By-laws, the Corporate Governance and Nominating Committee will consider shareholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. We did not receive any shareholder nominations for directors to be considered at the Meeting. To be timely for the 2010 Annual Meeting of Shareholders, the notice must be received by the date identified under the heading “Other Matters.” To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. These requirements are detailed in our By-laws, which are attached as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ended November 27, 2008. A copy of our By-laws will be provided upon written request to Mr. Kissinger at the above address.

        Finance Committee. Our board of directors also has a Finance Committee whose principal functions are to, upon the request of Company management, provide preliminary review, advice, direction, guidance and/or consultation with respect to potential transactions. During our fiscal 2009, our Finance Committee consisted of Stephen H. Marcus, James D. Ericson, Diane Marcus Gershowitz, Philip L. Milstein and Allan H. Selig. The Finance Committee did not meet in fiscal 2009.

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Board Meetings, Director Attendance, Executive Sessions and Presiding Director

        Our board of directors met four times in our fiscal 2009. Each of our directors attended at least 75% of the aggregate of the number of board meetings and number of meetings of the committees on which he or she served during fiscal 2009. Our non-management directors meet periodically in executive sessions without management present. The non-management directors who serve as chairmen of our Audit, Compensation and Corporate Governance and Nominating Committees serve as the chairman of these meetings of non-management directors on a rotating basis.

        Directors are expected to attend our annual meeting of shareholders each year. At the 2008 annual meeting of shareholders, all of our directors were in attendance in person with the exception of Mr. Olson, who was recovering from surgery.

Contacting the Board

        Interested parties may contact our board of directors or a specific director by sending a letter, regular or express mail, addressed to our board or the specific director in care of Mr. Kissinger at the above address. Mr. Kissinger will promptly forward appropriate communications from interested parties to the board or the applicable director.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

        The following table sets forth information as of the Record Date as to our Common Shares and Class B Shares beneficially owned by: (1) each of our directors; (2) each of our executive officers named in the Summary Compensation Table set forth below under “Compensation Discussion and Analysis”; (3) all such directors and executive officers as a group; and (4) all other persons or entities known by us to be the beneficial owner of more than 5% of either class of our outstanding capital stock. A row for Class B Share ownership is not included for individuals or entities who do not beneficially own any Class B Shares.

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)		Shared Voting and Investment Power(1)		Total Share Ownership and Percentage of Class(1)		Percentage of Aggregate Voting Power(1)
	Directors and Named Executive Officers
Stephen H. Marcus(2)
Common Shares	21,895		6,003		27,898
					*		36.2%
Class B Shares	3,916,026		52,070		3,968,096
					(44.8%)
Diane Marcus Gershowitz(2)
Common Shares	44,878	(4)	0		44,878	(4)
					*		36.6%
Class B Shares	2,981,174		1,023,696		4,004,870
					(45.2%)
Daniel F. McKeithan, Jr.
Common Shares	19,738	(4)	0		19,738	(4)
					*		*
Allan H. Selig
Common Shares	15,463	(4)	0		15,463	(4)
					*		*
Timothy E. Hoeksema
Common Shares	16,206	(4)	0		16,206	(4)
					*		*
Philip L. Milstein
Common Shares	64,242	(4)(5)	0		64,242	(4)(5)
					*		*
Class B Shares	39,601		62,055	(5)	101,656	(5)
					(1.1%)
Bronson J. Haase
Common Shares	12,844	(4)	0		12,844	(4)
					*		*
James D. Ericson
Common Shares	10,478	(4)	0		10,478	(4)
					*		*
Bruce J. Olson
Common Shares	228,811	(3)(6)	14,594		243,405	(3)(6)
					(1.2%)		*

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)		Shared Voting and Investment Power(1)	Total Share Ownership and Percentage of Class(1)		Percentage of Aggregate Voting Power(1)
	Directors and Named Executive Officers

Gregory S. Marcus
Common Shares	121,599	(3)(6)	75	121,674	(3)(6)
				*		2.6%
Class B Shares	259,703		15,354	275,057
				(3.1%)
William J. Otto
Common Shares	62,790	(3)(6)	0	62,790	(3)(6)
				*		*
Thomas F. Kissinger
Common Shares	128,567	(3)(6)	0	128,567	(3)(6)
				*		*
Douglas A. Neis
Common Shares	132,809	(3)(6)	0	132,809	(3)(6)
				*		*
All directors and executive officers as a group
(13 persons)
Common Shares(7)	880,320	(3)	20,672	900,992	(3)
				(4.2%)		76.7%
Class B Shares	7,196,504		1,153,175	8,349,679
				(94.3%)
	Other Five Percent Shareholders
Private Capital Management, L.P.(8)
Common Shares(9)	55,787		1,559,477	1,615,264
				(7.7%)		1.5%
Advisory Research, Inc.(10)
Common Shares(11)	2,261,487		0	2,261,487		2.1%
				(10.8%)
Keeley Asset Management Corp.(12)
Common Shares(13)	2,160,000		0	2,160,000		2.0%
				(10.3%)
Dimensional Fund Advisors Inc.(14)
Common Shares(15)	1,571,818		0	1,619,443		1.5%
				(7.7%)
ClearBridge Advisors, LLC(16)
Common Shares(17)	1,466,740		0	1,532,375		1.4%
				(7.3%)
Barclays Global Investors, LLC(18)
Common Shares(19)	1,210,227		0	1,531,194		1.4%
				(7.3%)

* Less than 1%.

(1)	The outstanding Class B Shares are convertible on a share-for-share basis into Common Shares at any time at the discretion of each holder. As a result, a holder of Class B Shares is deemed to beneficially own an equal number of Common Shares. However, to avoid overstatement of the aggregate beneficial ownership of both classes of our outstanding capital stock, the Common Shares listed in the table do not include Common Shares that may be acquired upon the conversion of outstanding Class B Shares. Similarly, the percentage of outstanding Common Shares beneficially owned is determined with respect to the total number of outstanding Common Shares, excluding Common Shares that may be issued upon conversion of outstanding Class B Shares.

(2)	The address of Stephen H. Marcus and Diane Marcus Gershowitz is c/o 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.

(3)	Includes 7,520, 3,109, 3,739, 4,208 and 4,400 Common Shares held for the respective accounts of Bruce J. Olson, William J. Otto, Thomas F. Kissinger, Gregory S. Marcus and Douglas A. Neis in our Pension Plus Plan as of May 28, 2009, the end of our fiscal 2009. See “Compensation Discussion and Analysis – Other Benefits – Qualified Retirement Plan.”

(4)	Includes: (1) 6,278 Common Shares subject to acquisition by each of Diane Marcus Gershowitz, Daniel F. McKeithan, Jr., Philip L. Milstein, Allan H. Selig, Timothy E. Hoeksema and Bronson J. Haase; and (2) 6,991 Common Shares subject to acquisition by James D. Ericson, in each case pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter. This number also includes 1,018 Common Shares subject to certain restrictions on transfer under securities laws held by each of Diane Marcus Gershowitz, Daniel F. McKeithan, Jr., Allan H. Selig, Philip L. Milstein, Timothy E. Hoeksema, James D. Ericson and Bronson J. Haase, of which 509 were granted on October 7, 2008 and 509 were granted on October 16, 2007. See “Compensation Discussion and Analysis – Non-Employee Director Compensation.” The restrictions on these restricted Common Shares terminate on the second anniversary of the date on which they were granted.

(5)	Includes 62,055 Class B Shares held by Philip L. Milstein as a partner of Northmon Investment Co. Excludes the following shares, as to which Mr. Milstein disclaims beneficial interest: (1) 5,625 Common Shares in the AB Elbaum Trust, of which Mr. Milstein is co-trustee; (2) 2,000 Common Shares held by Mr. Milstein’s wife; (3) 8,100 Common Shares held by Mr. Milstein’s children; (4) 57,500 Common Shares held by the PLM Foundation, of which Mr. Milstein is co-trustee; and (5) 124,111 Common Shares held by the SVM Foundation, of which Mr. Milstein is co-trustee.

(6)	Includes 72,032, 34,288, 101,973, 101,973 and 101,973 Common Shares subject to acquisition by Bruce J. Olson, William J. Otto, Thomas F. Kissinger, Gregory S. Marcus and Douglas A. Neis, respectively, pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter. See “Compensation Discussion and Analysis — Grants of Plan-Based Awards.” This number also includes 3,750 shares of restricted stock held by each of Bruce J. Olson, William J. Otto, Thomas F. Kissinger, Gregory S. Marcus and Douglas A. Neis, respectively, on the Record Date that will vest within 60 days thereafter.

(7)	Includes 456,899 Common Shares subject to acquisition pursuant to the exercise of stock options held by our named executive officers and non-employee directors on the Record Date that were then vested or that will vest within 60 days thereafter. See “Compensation Discussion and Analysis — Grants of Plan Based Awards” and “Compensation Discussion and Analysis – Non-Employee Director Compensation.” This number also includes 18,750 shares of restricted stock held by our named executive officers on the Record Date that will vest within 60 days thereafter.

(8)	The address of Private Capital Management, L.P. (“PCM”) is 8889 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108.

(9)	Other than share ownership percentage information, the information set forth is as of June 10, 2009, as reported by PCM in its Schedule 13G/A filed with us and the SEC.

(10)	The address of Advisory Research, Inc. (“ARI”) is 180 North Stetson Street, Suite 5500, Chicago, Illinois 60601.

(11)	Other than share ownership percentage information, the information set forth is as of February 13, 2009, as reported by ARI in its Schedule 13G filed with us and the SEC.

(12)	The address of Keeley Asset Management Corp. (“KAM”) is 401 South LaSalle Street, Chicago, Illinois 60605.

(13)	Other than share ownership percentage information, the information set forth is as of February 2, 2009, as reported by KAM in its Schedule 13G filed with us and the SEC.

(14)	The address of Dimensional Fund Advisors LP (“DFA”) is 1299 Ocean Avenue, Santa Monica, California 90401.

(15)	Other than share ownership percentage information, the information set forth is as of February 9, 2009, as reported by DFA in its Schedule 13G/A filed with us and the SEC.

(16)	The address of ClearBridge Advisors, LLC (“CBA”) is 620 8th Avenue, New York, NY 10018.

(17)	Other than share ownership percentage information, the information set forth is as of February 9, 2009, as reported by CBA in its Schedule 13G filed with us and the SEC.

(18)	The address of Barclays Global Investors, NA (“GBI”) is Murray House, 1 Royal Mint Court, London EC3N 4HH.

(19)	Other than share ownership percentage information, the information set forth is as of February 6, 2009, as reported by GBI in its Schedule 13G filed with us and the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis, or “CD&A,” is intended to provide information about our compensation philosophy, principles and processes for our chairman of the board, our chief executive officer, our chief financial officer and certain other current executive officers (we sometimes collectively refer to these executive officers as our “named executive officers”). This CD&A is intended to provide you with a better understanding of why and how we make our executive compensation decisions and facilitate your reading of the information contained in the tables and descriptions that follow this discussion. Our CD&A is organized as follows:

•	Overview of Our Executive Compensation Philosophy. In this section, we describe our executive compensation philosophy and the core principles underlying our executive compensation programs and decisions.

•	Role of Our Compensation Committee. This section describes the process and procedures that our Compensation Committee followed to arrive at its executive compensation decisions.

•	Total Compensation. In this section, we describe our named executive officers' total compensation.

•	Elements of Compensation. This section includes a description of the types of compensation paid and payable to our named executive officers.

•	Executive Stock Ownership. This section describes the stock ownership of our named executive officers.

•	Impact of Tax, Accounting and Dilution Considerations. This section discusses Section 162(m) of the Internal Revenue Code of 1986 and certain accounting, financial reporting and shareholder dilution consequences that have impacted some of our executive compensation programs and decisions.

Overview of Our Executive Compensation Philosophy

        Our executive compensation and benefit programs are designed to advance the following core compensation philosophies and principles:

•	We strive to compensate our executives at competitive levels to ensure that we attract, retain and motivate our key management employees who we expect will contribute significantly to our long-term success and value creation.

•	We link our executives’ compensation to the achievement of pre-established financial and individual performance goals that are focused on the creation of long-term shareholder value.

•	Our executive compensation policies are designed to foster an ownership mentality and an entrepreneurial spirit in our management team. We try to do this by providing our executives with a substantial long-term incentive compensation component that helps to more closely align our management’s financial interests with those of our shareholders over an extended performance period, and that otherwise encourages our management team to take appropriate market-responsive risk-taking actions that will facilitate our long-term growth and success.

Role of Our Compensation Committee

        Our Compensation Committee attempts to ensure that our executive compensation and benefit programs are consistent with our core compensation philosophies and principles by:

•	Analyzing aggregated composite survey and benchmark data from Watson Wyatt and Towers Perrin, nationally-recognized executive compensation consulting firms, about the compensation levels of similarly situated executives at equivalently-sized companies in various industry sectors.

•	Reviewing on an annual basis the performance of our company and our named executive officers, with assistance and recommendations from our chief executive officer (other than respecting himself and our chairman), and determining their total direct compensation based on competitive levels as measured against our surveyed sectors, our company’s financial performance, each executive’s individual performance and other factors described below.

•	Reviewing the performance and determining the total compensation earned by, or paid or awarded to, our chairman and chief executive officer independent of input from them.

•	Maintaining the practice of holding executive sessions (without management present) at every meeting of our Committee.

•	Taking into account the long-term interests of our shareholders in developing and implementing our executive compensation plans and in making our executive compensation decisions.

        Our management annually engages the services of Watson Wyatt to provide our Committee with then current survey and benchmarking compensation data on a position-by-position basis for each of our named executive officers on a composite aggregated basis for various selected industry sectors. Watson Wyatt does not provide any other services to us and, as a result, our Committee believes that Watson Wyatt is an independent source of such information. Specifically, Watson Wyatt provided our Committee with composite aggregated data respecting the base salary and total direct compensation (i.e., base salary and bonus) for similarly situated executives at other companies with comparable annual revenue levels in the following sectors: (1) all organizations (excluding financial service organizations); (2) all non-manufacturing organizations; (3) service organizations; (4) leisure and hospitality service organizations; and (5) leisure and recreational services organizations (including motion picture theatre organizations). The Committee chose these sectors so as to provide it with both a broad scope of applicable executive compensation data to consider, as well as more specific information at similarly-sized companies in comparable sectors. Watson Wyatt did not provide, and our Compensation Committee did not receive, review or consider, the individual identities of the companies which comprised these general sector categories of benchmarked organizations. For each of these sectors, Watson Wyatt provided our Committee with aggregated compiled data and identified the 25th percentile, median and 75th percentile amounts for the base salary and total direct compensation amounts for executives similarly situated to the named executive officers in each sector. In particular, when reviewing this survey data, our Committee paid particular attention to the composite benchmark salary and direct compensation data related to the leisure and hospitality and leisure and recreational service companies because our Committee believed that they are the most similar to our Hotels and Resorts and Theatre Divisions.

        In fiscal 2009 and continuing into fiscal 2010, initially our management and thereafter our Committee also retained the services of the executive compensation division of Towers Perrin to assist us in reviewing our long-term incentive compensation plan, for which services it charged us approximately $51,000. A different division of Towers Perrin provides actuarial services and pension plan consulting to us. In fiscal 2009, we paid such division approximately $62,000 for such actuarial and pension plan services which, given the relative sizes of both our organizations, we believe to be a relatively immaterial amount. As a result, our Committee believes that Towers Perrin is an independent provider of executive compensation advice to it. In connection with our Committee’s fiscal 2009 long-term equity-based incentive award grants, Towers Perrin provided our Committee with composite aggregated data respecting the value of competitive long-term incentive plans for similarly situated executives at other companies with comparable revenue levels, identifying the 25th percentile, median and 75th percentile amounts. Towers Perrin also provided the Committee with information regarding the types and amounts of long-term compensation provided to similarly situated executives at several individual companies that operate in the theatre and hotel sectors. Specifically, survey information was provided for the following companies: Regal Entertainment Group, Cinemark Holdings Inc., Carmike Cinemas Inc., Great Wolf Resorts Inc., Marriott International Inc., Starwood Hotels & Resorts Inc., Choice Hotels International Inc., Lodgian Inc., Sonesta International Hotels Corp. and Red Lion Hotels Corp. The Committee chose these companies so as to provide it with both a broad scope of applicable executive compensation data to consider, as well as more specific information at similarly-sized companies with businesses similar to either of our two divisions.

        Throughout fiscal 2009 and continuing into fiscal 2010, with the assistance and guidance of Towers Perrin, our Committee continued to evaluate modifications to the design of our long-term incentive plan for our executives. As a result, in July 2009, our Committee adopted a new long-term incentive plan for our senior executives. The new plan includes the addition of a performance cash component for our senior executives in order to increase our plan’s emphasis on linking the total compensation levels of our named executive officers to the relative level of our operating performance over the long-term. By including a cash performance element, our new long-term incentive plan for our senior executives will now include a mix of stock options (typically expected to constitute approximately 50% of each annual long-term incentive award), performance cash (typically expected to constitute approximately 40% of each annual long-term incentive award) and restricted stock (typically expected to constitute approximately 10% of each annual long-term incentive award). Based on the advice of Towers Perrin, our Committee believes that the constructs of our new long-term incentive plan are consistent with current trends in long-term incentive compensation as more companies are using multiple forms of long-term incentive compensation and relying less on stock options in order to address different long-term objectives. Moreover, our Committee believes that our new mix of long-term incentive elements reflects its sensitivity to shareholder dilution concerns and, by including a relative measurement framework, it effectively aligns payouts with our relative performance. In response to long-term incentive plan benchmarking data provided by Towers Perrin, beginning with the long-term equity grants to our named executive officers in fiscal 2009 and continuing with the long-term incentive award grants to our named executive officers earlier in fiscal 2010, it is our Committee’s goal to increase the relative size of our annual long-term incentive awards from the levels prior to fiscal 2009 in order to place us at or above the median level of long-term incentive grants by our benchmarked companies. Additional details of our new executive long-term incentive plan are described below under “Long-Term Incentive Awards.”

        Additionally, in July 2009, our Committee also amended our variable incentive plan to provide it with additional options and flexibility for determining a participant’s target annual incentive bonus opportunity. Under the amended plan, a participant’s target annual incentive bonus opportunity may now be expressed as either (1) a percentage of the participant’s base salary; (2) a percentage of a selected financial measure; (3) a fixed dollar amount; (4) or a combination of (1), (2) and/or (3). Prior to such amendment, a participant’s target annual bonus opportunity was only expressed as a percentage of the participant’s base salary. Also under the amended plan, company-specific financial measures may now also include adjusted consolidated earnings before interest, taxes, depreciation and amortization, adjusted consolidated pre-tax income and/or adjusted division pre-tax income.

Succession of our Chief Executive Officer and our Chairman

        On January 6, 2009, Stephen H. Marcus (“Mr. Steve Marcus”) retired from his position as our chief executive officer, but retained his position as our chairman of the board. Additionally, Mr. Steve Marcus remains actively involved in our business, serving on our Investment Committee and working on the development of our strategic initiatives. In connection with Mr. Steve Marcus’ retirement as our chief executive officer, on January 6, 2009, Gregory S. Marcus (“Mr. Greg Marcus”) was elected our chief executive officer to succeed Mr. Steve Marcus. Mr. Greg Marcus also retained his position as our president, which he has held since January 2008.

        In connection with his retirement as our chief executive officer and his new employment relationship with us, Mr. Steve Marcus’ compensation arrangement was revised. His annual base salary was decreased to $350,000 and his annual target incentive bonus percentage was decreased to 30% of his base salary, each on a pro rated basis. Previously for fiscal 2009, Mr. Steve Marcus’ base salary was $625,000 and his target incentive bonus percentage was 95% of his base salary. Likewise, in connection with his appointment as our chief executive officer, Mr. Greg Marcus’ compensation arrangement was revised. His annual base salary was increased to $500,000 and his annual target incentive bonus percentage was increased to 80% of his base salary, each on a pro rated basis. Additionally, the relative weighting for determining Mr. Greg Marcus’ fiscal 2009 target incentive bonus was changed from 60% / 40% corporate performance / individual performance to 80% / 20% corporate performance / individual performance, all determined on a pro rated basis. Previously for fiscal 2009, Mr. Greg Marcus’ base salary was $450,000 and his target incentive bonus percentage was 50% of his base salary. Both of these new compensation arrangements were effective as of January 6, 2009.

        Our Committee determined these new amounts of base salary and bonus targets for each of Messrs. Steve Marcus and Greg Marcus based generally on the factors described below under “Elements of Compensation-Base Salary” and “Elements of Compensation-Annual Cash Bonuses.”

Total Compensation

        The compensation paid to our named executive officers consists of four main elements: (1) salary; (2) an annual incentive cash bonus; (3) a long-term incentive compensation award, which historically has included annual stock option grants and/or periodic restricted stock awards, but which, beginning in fiscal 2010, will now also include a long-term performance cash element; and (4) other benefits, including those made available under our employee benefit plans. The combination of these elements is intended to provide our named executive officers with fair and competitive compensation that rewards corporate and individual performance and helps attract, retain and motivate highly qualified individuals who contribute to our long-term success and value creation. Additionally, these compensation elements, particularly our annual incentive cash bonus and long-term incentive awards, are designed to foster a shareholder mentality and the continuation of our entrepreneurial spirit by encouraging our executives to take appropriate market-responsive risk-taking actions that help create long-term shareholder value.

        While the relative amounts of salaries and benefits provided to our named executive officers are intended to be set at competitive levels compared to our surveyed group of benchmarked companies, we provide our executives with the opportunity to earn significant additional amounts through performance-based annual cash bonuses and long-term incentive compensation programs.

        For fiscal 2009, the total direct compensation (i.e., salary and annual cash bonus) paid to our named executive officers generally fell between the 50th and 75th percentile of the total direct compensation amounts paid to executives holding equivalent positions at our surveyed group of benchmarked sectors. In establishing these relative levels of compensation, our Committee believed that this relative level of total direct compensation reflected the highly experienced nature of our senior executive team and was consistent with our corporate financial performance, the individual performance of our named executive officers and our prior shareholder return. Our Committee also believed that these total direct compensation levels were reasonable in their totality and supported our core compensation philosophies and principles. For fiscal 2010, our Committee established the range of potential total direct compensation payable to our named executive officers at the same relative levels compared to updated recent information for our benchmarked sectors.

        The components of our named executive officers’ total compensation are weighted so that base salary comprises most of our executives’ total direct compensation and is independently set at between the 50th and 75th percentile of the salary paid to similarly situated executives at our surveyed group of benchmarked sectors. Taking into account the changes made to the targeted bonus awards for Messrs. Steve and Greg Marcus in connection with Mr. Steve Marcus’ retirement as our chief executive officer and Mr. Greg Marcus’ succession to the position of our chief executive officer in fiscal 2009, the targeted annual incentive cash bonus awards for fiscal 2009 ranged from between 30% to 80% of such officers’ respective base salary. Mr. Greg Marcus, as our chief executive officer, has a higher percentage of his total compensation based on achieving his incentive bonus targets because our Committee believes that he has the most potential to impact our corporate financial performance. Our Committee believes that this emphasis and allocation most effectively links pay-for-performance. For fiscal 2009, our Committee tried to equate the relative level of long-term incentive awards to approximately 50% to 90% of each officer’s base salary.

Elements of Compensation

         Base Salary

        Our Compensation Committee, in consultation with our chief executive officer (other than with respect to decisions affecting himself and our chairman), strives to establish competitive base salaries for our named executive officers set at between the 50th and 75th percentile of the salaries paid to similarly situated executives at our surveyed group of benchmarked sectors. Each executive officer’s salary is initially based on the level of his responsibilities, the relationship of such responsibilities to those of our other executive officers and his tenure at our company. We evaluate and adjust the base salaries of our named executive officers annually as of July 1 of each fiscal year. When evaluating and adjusting the salaries of our named executive officers (other than our chairman and chief executive officer), we consider the recommendations of our chief executive officer. In making his recommendations, our chief executive officer generally takes into account: (1) our corporate financial performance as a whole and on a divisional basis, when appropriate, for the most recent fiscal year compared to our historical and budgeted performance; (2) general economic conditions (including inflation) and the impact such conditions had on our operations and results; (3) each executive officer’s past, and anticipated future, contributions to our performance; (4) each executive officer’s compensation history with our company and the past levels of each element of total compensation; (5) how each executive officer’s salary compares to the range of salaries of similarly situated executives at our surveyed group of benchmarked companies; (6) new responsibilities, if any, recently delegated, or to be delegated, to such officer; and (7) the executive’s participation in significant corporate achievements during the prior fiscal year. Our Compensation Committee, while looking to our chief executive officer for his recommendations as to the salaries of our other named executive officers (other than respecting himself and our chairman), also engages in its own independent review and judgment concerning such base salary adjustments based on the foregoing factors. When evaluating and adjusting our chief executive officer’s and chairman’s salary, our Committee independently, and without his input, considers the factors cited above, as well as his ability to inspire subordinates with the vision of our company, and makes our decisions accordingly. The seven listed factors above are only generally, and not individually or separately, analyzed, assessed and weighted by our Committee in its determination of the amount of base salary of each individual named executive officer. Our Committee subjectively assesses these factors in the aggregate based on the recommendations of our chief executive officer for all named executive officers other than himself and our chairman and, in the case of our chairman and chief executive officer, by our Committee on its own accord.

        As a result of the foregoing process, for fiscal 2009, Douglas A. Neis, Bruce J. Olson, William J. Otto and Thomas F. Kissinger received increases of 11.1%, 8.0%, 6.7% and 14.3%, respectively, in their base salaries. Initially at the start of fiscal 2009, Mr. Steve Marcus’ salary remained unchanged from the prior fiscal year and Mr. Greg Marcus’ salary increased by 7.1%. As indicated above and based on the criteria set forth above, upon Mr. Steve Marcus’ retirement as our chief executive officer and retention of his chairman responsibilities, and Mr. Greg Marcus’ promotion to the position of our chief executive officer, Mr. Steve Marcus’ salary was reduced from $625,000 to $350,000 and Mr. Greg Marcus’ salary was increased from $450,000 to $500,000. Taking into account these changes, in fiscal 2009, the base salaries paid to Messrs. Steve Marcus, Greg Marcus, Neis, Olson, Otto and Kissinger represented 76%, 53%, 47%, 47%, 53% and 53%, respectively, of their respective total compensation for such fiscal year as set forth below in the Summary Compensation Table.

        Based on our analyzing similar factors earlier this year, for fiscal 2010, Messrs. Neis, Olson and Kissinger each received an increase in their annual base salary of 3.3%, 2.5% and 3.1%, respectively. As a result of the current challenging lodging environment, our Committee decided to leave Mr. Otto’s base salary unchanged for fiscal 2010. As a result of the changes to the respective annual base salaries of each of Messrs. Steve Marcus and Greg Marcus made in January 2009 as a consequence of their new positions, our Committee decided to make no further changes to their respective base salary levels for fiscal 2010.

         Annual Cash Bonuses

        We establish targeted potential annual cash bonus awards at the beginning of each fiscal year pursuant to our variable incentive plan, which our Committee administers. Our variable incentive plan, as amended in July 2009, allows our Committee to select from a variety of appropriate financial metrics upon which to base the financial targets for achieving a corresponding annual incentive bonus. Our variable incentive plan allows our Committee to choose from one or more of the following financial metrics, either in absolute terms or in comparison to prior year performance or publicly available industry standards or indices: revenues; gross operating profit; operating income; pre-tax earnings; net earnings; earnings per share; earnings before interest, taxes, depreciation and amortization (“EBITDA”); economic profit; operating margins and statistics; financial return and leverage ratios; total shareholder return metrics; or a company-specific financial metric (such as Adjusted EBITDA, adjusted consolidated pre-tax income (“API”) or adjusted division pre-tax income (“ADI”)). Additional financial measures not specified in the variable incentive plan may be considered if our Committee determines that the specific measure contributes to achieving the primary goal of our incentive plan – sustained growth in long-term shareholder value. Our Committee retains the ability to consider whether an adjustment of the selected financial goals for any year is necessitated by exceptional circumstances. This ability is intended to be narrowly and infrequently used.

        Targeted annual bonus awards under the variable incentive plan may be based on our relative achievement of the selected consolidated financial targets and/or divisional financial targets, as well as on discretionary individual performance measures that help enhance shareholder value as subjectively determined by our Compensation Committee. Our Committee also from time to time has granted special compensation awards to our named executive officers and other key employees to reward their integral involvement in significant corporate achievements or events, such as in connection with our sale of our limited service lodging division and Miramonte Resort in fiscal 2005 and the payment of our $7.00 per share special dividend in fiscal 2006. In fiscal 2007, our Committee granted special compensation awards to Messrs. Greg Marcus, Neis, Olson and Kissinger to reward their significant contributions in connection with our acquisition of 11 theatres from Cinema Entertainment Corporation in April 2007. In fiscal 2008, our Committee granted special compensation awards to Messrs. Greg Marcus, Neis, Olson and Kissinger to reward their significant contributions in connection with our acquisition of seven theatres from Douglas Theatre Company in April 2008. Our Committee did not grant any special compensation awards to any of our named executive officers in fiscal 2009.

        At the beginning of each fiscal year, our Committee establishes applicable financial targets for such fiscal year for purposes of granting our named executive officers’ target incentive cash bonus opportunities for that fiscal year. For each selected applicable financial target, we also establish a threshold minimum level of financial performance and a maximum level of financial performance relative to such target. If our actual financial performance equals our targeted financial metric, then the portion of our incentive bonus payouts based on achieving that financial target will be equal to 100% of the targeted bonus amount. If we do not achieve the specified minimum threshold level of financial performance, then no incentive bonus payouts based on financial performance will be paid. If we equal or exceed the specified maximum level of financial performance, then we will pay out 200% of the targeted amount of the incentive bonuses based on the level that we exceed the selected financial performance metric. Financial performance between the threshold and target levels and between the target and maximum levels will result in a prorated portion of the financial-based bonus being paid.

        Under our variable incentive plan for fiscal 2009, our Compensation Committee approved for each named executive officer an annual incentive cash bonus target award that represented a percentage of each officer’s respective base salary. Taking into account the changes made to the targeted bonus awards for Messrs. Steve and Greg Marcus in connection with Mr. Steve Marcus’ retirement as our chief executive officer and Mr. Greg Marcus’ succession to the position of our chief executive officer in fiscal 2009, for fiscal 2009, the target incentive bonus percentages of base salary for our named executive officers were established at between 30% and 45%, and for Mr. Greg Marcus, at 80% (prorated for the fiscal year from the date of his promotion as our chief executive officer). Our Compensation Committee determined that these target bonus awards, if earned, would result in our payment of total direct compensation amounts that would generally fall between the 50th and 75th percentile of the total direct compensation paid to similarly situated executives at our surveyed group of benchmarked companies.

        The fiscal 2009 targeted incentive bonus awards for Messrs. Olson and Otto, who as our division presidents each have direct managerial responsibilities for their respective operating division, were based 64% on the relative achievement of our fiscal 2009 Adjusted EBITDA targets for their respective division (which were approximately $63.4 million for our Theatre Division and $42.7 million for our Hotels and Resorts Division), 16% based on the relative achievement of our fiscal 2009 consolidated Adjusted EBITDA target of approximately $96.1 million, and 20% on achieving their applicable individual performance measures. The fiscal 2009 target incentive bonus award for Mr. Steve Marcus was based 80% on achieving our fiscal 2009 consolidated Adjusted EBITDA target and 20% on achieving his applicable individual performance measures. The fiscal 2009 targeted incentive bonus awards for Messrs. Neis and Kissinger were based 60% on the relative achievement of our fiscal 2009 consolidated Adjusted EBITDA target and 40% on the achievement of their applicable individual performance measures. The fiscal 2009 target incentive bonus award for Mr. Greg Marcus was pro rated between the two formulas described in the preceding sentences based on the number of months during the fiscal year that he served as our president and the number of months thereafter during the fiscal year that he served as our chief executive officer and president. The applicable Adjusted EBITDA targets were based on stretch goals for our budgeted fiscal 2009 financial performance expectations for our company and each of our two operating divisions. Since the implementation of our incentive plan, we have achieved between 28% — 93% of the applicable bonus based upon our consolidated financial targets and 0% — 156% of the applicable bonus based upon our division financial targets. Individual performance measures included such officer’s individual contributions and achievements during fiscal 2009, particularly as such contributions and achievements related to advancing our entrepreneurial spirit. For fiscal 2009, our actual consolidated Adjusted EBITDA was approximately 78% of our target amount, resulting in a bonus achievement based upon this financial measure of 28%. Similarly, our actual fiscal 2009 Theatre Division Adjusted EBITDA was approximately 95% of the target amount, resulting in a bonus achievement based upon this financial measure of 83%. Our actual fiscal 2009 Hotels and Resorts Division Adjusted EBITDA was approximately 58% of the target amount, resulting in no bonus achievement based upon this financial measure. As a result, and because each named executive officer successfully achieved each of his respective individual performance criterion, Messrs. Steve Marcus, Greg Marcus, Neis, Olson, Otto and Kissinger earned fiscal 2009 incentive bonus amounts equal to approximately 32%, 25%, 20%, 39%, 7% and 20%, respectively, of their base salaries. For purposes of determining the relative achievement of our fiscal 2009 financial targets, we defined “Adjusted EBITDA” as operating income plus depreciation and amortization and preopening expense, less equity losses from unconsolidated joint ventures. Our Committee had the authority to make additional adjustments to either actual or targeted Adjusted EBITDA if our actual capital expenditures exceeded our pre-approved annual capital budget or our actual preopening expense exceeded our pre-approved operating budget. Our Committee also retained the ability to adjust the Adjusted EBITDA targets to take into account exceptional circumstances. No such adjustments were made to fiscal 2009 Adjusted EBITDA targets.

        Our Compensation Committee subjectively analyzed on a discretionary basis individual performance measures, including achievements relating to advancing entrepreneurial spirit, with respect to each individual executive officer based on the recommendations of our chief executive officer for all named executive officers other than himself and our chairman and, in the case of our chief executive officer and our chairman, by our Committee on its own accord.

        Based on, and consistent with, the amendments to our variable incentive plan adopted in July 2009, instead of establishing target fiscal 2010 incentive bonus awards for our named executive officers as a percentage of their base salaries, our Committee established the financial component of each named executive officer’s fiscal 2010 target incentive bonus opportunity as a percentage of API for corporate officers and as a percentage of applicable ADI for our two division presidents. Additionally, the Committee established each named executive officer’s individual performance component of their fiscal 2010 target incentive bonus opportunity as a fixed percentage of their base salary, which was generally intended to approximate 20% of the total fiscal 2010 target incentive bonus opportunity for our chairman, chief executive officer and division presidents and 40% for all of our other named executive officers. Although our Committee modified the basis for determining our named executive officers’ incentive bonus opportunities for fiscal 2010 compared to fiscal 2009, our Committee nonetheless believed that the new basis for determining targeted annual bonus amounts for fiscal 2010 would result in roughly equivalent target bonus opportunities to those provided in fiscal 2009 and that targeted fiscal 2010 bonus opportunities, if earned, should continue to result in our payment of total direct compensation to our named executive officers that would generally fall between the 50th and 75th percentile of total direct compensation paid to similarly situated executives at our benchmarked sectors.

        As a result of the foregoing, the targeted fiscal 2010 incentive bonus awards for Messrs. Olson and Otto are based 80% on achieving the fiscal 2010 ADI target of their respective division, and 20% on achieving their applicable individual performance measures. The targeted fiscal 2010 incentive bonus awards for Messrs. Greg Marcus and Steve Marcus are based 80% on achieving our fiscal 2010 consolidated API target and 20% on achieving their applicable individual performance measures. The targeted fiscal 2010 incentive bonus amounts for Messrs. Neis and Kissinger are based 60% on achieving our fiscal 2010 consolidated API target and 40% on achieving their applicable individual performance measures. We established these API and ADI targets based on stretch goals for fiscal 2010 for both our company and each of our two divisions. We believe that the level of achievability of these targets will likely be consistent with the relative level of achievement of our historical financial targets. Individual performance measures for fiscal 2010 include such officer’s individual contributions and achievements during fiscal 2010, particularly as such contributions and achievements relate to advancing our entrepreneurial spirit. For purposes of determining the relative achievement of our fiscal 2010 financial targets, we defined “API” as consolidated earnings before income taxes, excluding gains and losses from dispositions of assets, preopening expenses and unusual items, and less a goodwill amortization charge. Similarly, for these purposes, we defined “ADI” generally in the same manner as we do API, except that division earnings before income taxes is our beginning baseline metric instead of consolidated earnings before income taxes, and we also subtract an intercompany rent charge for company-owned real estate associated with each division.

         Long-Term Incentive Awards

        We believe that long-term awards support our core compensation philosophies and objectives because they encourage entrepreneurism and help our named executive officers to maintain a shareholder mentality in managing our businesses. We believe that using long-term awards as an important component of our executive compensation package will further our goals of promoting continuity of management and increasing incentive and personal interest in our welfare by those employees who are primarily responsible for shaping or carrying out our long-range plans and securing our continued growth and financial success. Historically, we have granted stock options to a broad range of employees because we believe it is beneficial to our shareholders to have our employees maintain a shareholder orientation and an entrepreneurial spirit. In fiscal 2009, 51% of our employee stock options were granted to employees other than our named executive officers. In fiscal 2010, this percentage remained similarly high at 48%. Generally, prior to fiscal 2010, we historically had granted restricted stock periodically to a smaller group of more senior executives in order to minimize dilution to our shareholders and provide an additional long-term equity-based incentive to the individuals that we believe have the potential to most directly and significantly impact our long-term value creation. Prior to fiscal 2010, our Compensation Committee had generally strived to achieve a 70%/30% long-term mix of stock option grants and restricted stock awards to our executive officers over any given three-year period. The increased relative level of stock option grants in fiscal 2009 to our named executive officers compared to prior fiscal year grants reflected our Committee’s intention to increase our long-term incentive package to a more market competitive level based on and compared to the benchmarking data provided by Towers Perrin.

        Prior to fiscal 2010, the relative size of our long-term incentive awards to our named executive officers was typically based on: (1) the individual’s length of service, salary, responsibilities and contributions to our performance over the past fiscal year; (2) the individual’s anticipated future contributions to our success; (3) the historical levels of option grants and restricted stock awards to, and the level of existing stock ownership of, such individual and other executive officers; (4) the relative levels of option grants and restricted stock awards then being made to all employees and other executive officers, including compared to our historical aggregate levels of stock options and/or restricted stock grants; (5) the relative levels of long-term incentive awards made to similarly situated executives at other companies with comparable revenue levels and other specifically identified companies in our business sectors, as provided to us by Towers Perrin; and (6) the accounting and financial reporting impact and potential dilutive effective to our shareholders of such grants. These six listed factors above were only generally, and not individually or separately, analyzed, assessed or weighted by our Committee in its discretion with respect to determining the long-term incentive grants made in fiscal 2009 for each individual named executive officer. These factors were subjectively assessed in the aggregate by our Committee in its discretion based on the recommendations of Mr. Steve Marcus, as our then serving chief executive officer for all named executive officers other than himself (Mr. Steve Marcus is not eligible to receive any equity awards under our equity plans). In determining the relative size of option grants made to our named executive officers in fiscal 2009, our Committee took into account the long-term incentive award benchmarking data provided by Towers Perrin as well as the fact that all of our eligible named executive officers are extremely experienced and have been an executive with our company for in excess of 15 years each. In deciding to make relatively larger option grants to Mr. Greg Marcus than our other named executives in fiscal 2009, the Committee also took into account Mr. Greg Marcus’ increased role and responsibilities as our president in fiscal 2009. With respect to the relative size of the option grants made to Messrs. Otto and Olson in fiscal 2009, the Committee considered their leadership roles of each of our two business segments.

        Based on the foregoing considerations, in fiscal 2009, stock option grants for 50,000, 25,000, 25,000, 20,000 and 20,000 shares were issued to Messrs. Greg Marcus, Olson, Otto, Kissinger and Neis, respectively. In addition, Mr. Greg Marcus received an additional supplemental stock option grant for 50,000 shares in fiscal 2009 in recognition of his appointment in fiscal 2008 as our president. Mr. Steve Marcus is not eligible to receive any equity-based grants under our stock option and equity awards plans.

        We began placing a greater emphasis on granting periodic restricted stock awards beginning in fiscal 2004. Prior to fiscal 2010, we used periodic restricted stock awards to complement our annual stock option grants to our top executives. Beginning with grants made earlier in fiscal 2010 and in connection with the adoption of our new long-term incentive plan for our senior executives, our Committee now intends to make annual restricted stock grants constituting approximately 10% of each named executive officer’s total annual long-term incentive award. Our Committee generally believes that our increased use of restricted stock as part of our new long-term incentive plan for senior executives not only reduces potential dilution to our shareholders, but also enhances the ownership perspective and entrepreneurial spirit of our named executive officers, which we hope will benefit our shareholders over the longer term. Our restricted stock grants have a vesting schedule of 50% after the third anniversary of grant and 100% after the fifth anniversary.

        As described above under “Role of Our Compensation Committee,” in July 2009, our Compensation Committee adopted a new long-term incentive plan for our senior executives that now includes a mix of three compensation elements: stock options (typically expected to constitute approximately 50% of each annual long-term incentive award), performance cash (typically expected to constitute approximately 40% of each annual long-term incentive award) and restricted stock (typically expected to constitute approximately 10% of each annual long-term incentive award). Our Committee now tries to target the relative size of our annual long-term incentive grants to place us at or above the median level of long-term grants provided by our benchmarked companies.

        Our new long-term incentive plan for our senior executives includes the addition of a performance cash component in order to increase the plan’s emphasis on linking the total compensation of our named executive officers to the relative level of our operating performance over the longer term. The performance cash component’s measurement period will initially be three years, and is expected to be increased to up to a five-year measurement period in the future. The performance measures for the performance cash component will initially be our three-year average return on invested capital, or ROIC, and our three-year Adjusted EBITDA growth rate, each of which will be measured and calculated independently of each other, but with the relative achievement of our ROIC levels weighted 75% of the targeted total pay-out amount and our relative achievement of our Adjusted EBITDA growth rate weighted 25%. Under our new cash performance plan, if our relative ROIC and/or Adjusted EBITDA growth rate over the three-year measurement period is equal to the 25th percentile of the respective Russell 2000 ROIC and/or Adjusted EBITDA growth rate over the measurement period, then the payment made to our named executive officers will be equal to 25% of the target pay-out amount for such respective performance measure. If we achieve performance of either or both measures equal to the 50th percentile, then the pay-out will be 100% of the target pay-out amount for such respective performance measure. If we achieve performance of either or both measures equal to the 75th percentile, then the pay-out will be 150% of the target pay-out amount for such respective performance measure. Performance achievements in between these percentiles will result in pro rated pay-outs based on the foregoing pay-out ratios.

        Based on the foregoing considerations, in connection with its adoption of our new long-term incentive plan for our senior executives, our Committee granted the following fiscal 2010 long-term incentive awards to our named executive officers (other than to our chairman) based on benchmarking data provided to it by Towers Perrin, as well as the recommendations of our chief executive officer (other than with respect to himself).

Name	Total Dollar Value of Long-Term Incentive Award (100%)	Dollar Value/ Shares(1) of Option Component (50%)	Dollar Value/ Shares(2) of Restricted Stock Component (10%)	Dollar Value of Perfomance Cash Component Target Award (40%)
Mr. G. Marcus	$517,028	$258,500 / 55,000	$51,728 / 4,950	$206,800
Mr. D. Neis	$188,010	$ 94,000 / 20,000	$18,810 / 1,800	$ 75,200
Mr. B. Olson	$282,015	$141,000 / 30,000	$28,215 / 2,700	$112,800
Mr. W. Otto	$235,013	$117,500 / 25,000	$23,513 / 2,250	$ 94,000
Mr. T. Kissinger	$188,010	$ 94,000 / 20,000	$18,810 / 1,800	$ 75,200

(1)	Based on an estimated fiscal 2010 FAS 123(R) option value per share of $4.70. Each option granted has an exercise price of $13.34 per share, which is equal to the closing sale price of our Common Shares on the July 28, 2009 stock option grant date.

(2)	Based on the closing sale price of $10.45 per share of our Common Shares on the July 7, 2009 restricted stock grant date.

         Stock Option and Restricted Stock Policies

        We generally follow a practice of granting stock options to all selected and then serving executives once a year on an annual fixed-date basis, with an effective grant date as of the third business day after the public release of our prior fiscal year financial results. We follow this practice so that the exercise price associated with our annual stock option grants is generally then most likely to reflect all then currently publicly available material information about our company. We only grant options with an exercise price equal to the closing sale price of our Common Shares on the effective date of grant. In the future, for newly hired executives or other employees to whom we determine to grant equity-based awards, such grants will have an effective date upon our Committee’s approval of such grants. All options are granted with an exercise price equal to 100% of the fair market value of our Common Shares on the date of grant. Our options generally vest and become exercisable with respect to 40% of the shares after two years from the grant date, 60% after three years, 80% after four years and 100% after five years, but expire ten years after the grant date.

        We have adopted a policy that prohibits the repricing of stock options, and we have never repriced any options (other than in connection with making equitable adjustments as required under our stock option and equity awards plans in connection with stock splits and our special cash dividend). Similarly, we have never engaged in any type of so-called stock option “back dating” practices or other similar grant date manipulations of stock options, and we will never do so in the future. While our chief executive officer recommends the recipients of our equity-based awards and the relative level of such awards, we do not delegate grant authority to him or any other members of our management.

        We try to maintain our so-called “burn rate” of annual equity grants at below or around 1% of our fully-diluted outstanding Common Shares. In fiscal 2009, our total burn rate was approximately 1.1%, with less than 0.70% attributable to stock options granted to our executive officers, and in fiscal 2010 to date our total burn rate is approximately 1.0%, with less than 0.6% attributable to stock options and restricted stock granted to our executive officers.

         Other Benefits

                   Qualified Retirement Plan

        Our Pension Plus Plan is a profit-sharing plan with Internal Revenue Code Section 401(k) features and covers all of our eligible employees and eligible employees of our subsidiaries, including our named executive officers, and uses a participating employee’s aggregate direct compensation as the basis for determining the employee and employer contributions that are allocated to the employee’s account. A participating employee may elect to make pre-tax deposits of up to 60% of his or her annual compensation. The Pension Plus Plan also provides for three types of employer contributions: (1) a basic contribution equal to 1% of a participating employee’s annual compensation; (2) a matching contribution equal to one-fourth of the employee’s pre-tax deposits not exceeding 6% of such annual compensation; and (3) a discretionary profit performance contribution determined by our board of directors each year. For purposes of the profit performance contribution, we and our subsidiaries are divided into three profit sharing groups, and the profit performance contribution for the participating employees employed by a particular profit sharing group is dependent on our overall operations meeting profitability targets, our having achieved a positive return on shareholders’ equity and that profit sharing group’s operating performance having been profitable. A participating employee’s share of the annual profit performance contribution, if any, for the employee’s profit sharing group is determined by multiplying the contribution amount by the ratio of the participating employee’s annual compensation to the aggregate annual compensation of all participating employees in that profit sharing group. The employee’s pre-tax savings deposits and the employer basic contributions allocated to a participating employee’s account are fully vested upon deposit, and the employer matching and profit performance contribution are subject to a graduated vesting schedule resulting in full vesting after six or seven years of service. Each participating employee has the right to direct the investment of the employee’s account in one or more of several available investment funds, including Common Shares. The vested portion of a participating employee’s account balance becomes distributable in a lump sum payment only after the employee’s termination of employment, although the employee has the right while employed to borrow a portion of such vested portion or make a withdrawal of pre-tax savings deposits for certain hardship reasons that are prescribed by applicable federal law.

                  Nonqualified Deferred Compensation

        Our Deferred Compensation Plan is a nonqualified defined contribution program whereby our eligible employees, including our named executive officers, may voluntarily make irrevocable elections to defer receipt of up to 100% of their annual direct compensation (i.e., salary and/or incentive bonus) on a pre-tax basis. The irrevocable election must be made prior to the start of any calendar year to which it applies and must specify both a benefit payment commencement date and a form of payment (i.e., lump sum or periodic installments). During each quarter of the deferral period, we apply to the deferred amount an earnings credit based on the average prime interest rate of a designated Milwaukee bank. The benefits payable under the Deferred Compensation Plan (i.e., the employee’s deferred amount plus his or her earnings credits) will be paid out of our general corporate assets as they become due (i.e., after the employee’s specified commencement date).

        Our Retirement Income and Supplemental Retirement Plan, or our “Supplemental Plan,” is available to eligible employees with annual compensation in excess of a specified level (i.e., $110,000 for calendar year 2009), including each of our named executive officers. Prior to 2009, our Supplemental Plan was a nonqualified defined benefit pension plan. Effective January 1, 2009, our Supplemental Plan was amended to include two components. The first component applies to certain participants (called “RIP Participants”) and continues to provide the same nonqualified pension benefits as were provided prior to the amendment. The second component applies to all other participants (called “SRP Participants”) and provides an account-based supplemental retirement benefit. All benefits payable under the Supplemental Plan are paid out of our general corporate assets as they become due after retirement or other termination.

        A RIP Participant is an eligible employee who was a participant in the Supplemental Plan on December 31, 2008, and who met at least one of the following requirements on January 1, 2009: (i) the participant was age 50 or older, (ii) the participant had 20 or more years of service, or (iii) the participant was a member of the Corporate Executive Committee. All of our named executive officers are RIP Participants.

        A RIP Participant in the Supplemental Plan is entitled to receive annual benefits substantially in accordance with the table set forth below, except that the amounts shown in the table do not reflect the applicable reductions for Social Security benefits and benefits funded by employer contributions that are payable under our other employee benefit plans. For a RIP Participant entitled to the highest level of Social Security benefits who retires at age 65 during calendar year 2009, the reduction in annual Supplemental Plan benefits would equal approximately $13,110.

	Estimated Annual Pension Plan Benefits for Representative Years of Service
Final Five-Year Average Compensation	15	20	25	30
$ 100,000	$ 25,000	$ 33,300	$ 41,667	$ 50,000
200,000	50,000	66,600	83,334	100,000
350,000	87,500	116,550	145,834	175,000
500,000	125,000	166,500	208,335	250,000
650,000	162,500	216,450	270,835	325,000
800,000	200,000	266,400	333,333	400,000
950,000	237,500	316,350	395,836	475,000

        The Supplemental Plan provides annual benefits to RIP Participants (calculated on a straight life annuity basis assuming the benefits commence at age 65) based on a formula that takes into account the employee’s average total compensation for the five highest compensation years within the employee’s last ten compensation years and the employee’s years of service (up to a maximum of 30). In calculating employee compensation for purposes of determining contributions to the Supplemental Plan for RIP Participants, we use a participating employee’s total direct compensation (which, for the named executive officers, is comprised of the salary and bonus amounts listed in the “Summary Compensation Table” below). In addition to a reduction equal to 50% of Social Security benefits, the Supplemental Plan reduces its benefits for RIP Participants by the benefits attributable to the employer contributions received by the participating employee under our other employee benefit plans, such as the Pension Plus Plan and our former qualified pension plans.

        A RIP Participant is entitled to benefits under the Supplemental Plan upon normal retirement on or after age 65, early retirement after age 60 with at least five years of service, disability retirement after at least five years of service and other termination of employment after at least five years of service. A graduated vesting schedule, which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter, applies in the case of termination of employment before completing ten years of service or qualifying for normal, early or disability retirement.

        On December 19, 2008, our Compensation Committee approved certain amendments to our Supplemental Plan, which were subsequently ratified by our Board of Directors and which became effective as of December 31, 2008. The amendments provided that the retirement benefits to which Mr. Steve Marcus, who is a RIP Participant, is entitled upon his separation from service with us could commence effective January 1, 2009 (or as soon as practicable thereafter) and allowed such benefits to be calculated as if Mr. Steve Marcus had terminated his employment with us on December 31, 2008. As a result, Mr. Steve Marcus received $115,433 in payments under our Supplemental Plan in fiscal 2009, and he will receive approximately $300,127 in payments under our Supplemental Plan each fiscal year until his death.

        The SRP Participants in the Supplemental Plan as of December 31, 2008 had their nonqualified supplemental pension benefits converted into an account balance benefit. The opening account balance for each of these individuals equaled the present value of his or her vested accrued supplemental pension benefit calculated under the Supplemental Plan as if such participant terminated employment on December 31, 2008. Each new SRP Participant in the Supplemental Plan on and after January 1, 2009, will have an account balance benefit, with an opening balance of zero.

        Thereafter, each SRP Participant’s account will be credited with an allocation as of the last day of each calendar year if (i) the participant is considered a highly compensated employee for such year (i.e., with annual compensation in excess of $110,000 for 2009), and (ii) the participant has been credited with 1,000 hours of service during such year and is employed by us on the last day of such year, or has terminated employment during such year as a result of death, total and permanent disability, or retirement on or after age 65 with five years of service.

        Each SRP Participant’s annual allocation depends on his or her employment status as of the last day of the calendar year. An SRP Participant who is a member of our corporate executive committee (group one), or who is a senior vice president, vice president, senior corporate associate or hotel general manager (group two), receives an allocation equal to a percentage of such participant’s compensation depending on such participant’s number of points. Points are determined by combining a participant’s age (as of his or her most recent birthday) and years of service as of the last day of a calendar year. The participant’s compensation for this purpose is his or her total direct compensation. Each participant in group one or group two is eligible for an allocation equal to the percentage of compensation as forth in the following table:

Points	Group One Percentage of Compensation	Group Two Percentage of Compensation
‹60	4%	2%
60 – 69	5%	2.5%
70 – 79	6%	3.0%
80+	7%	3.5%

        Each other SRP Participant receives an allocation equal to 0.5% of his or her compensation, without regard to points. All accounts are credited quarterly with simple interest at the reference rate declared by Chase Bank N.A.

        Each SRP Participant is 100% vested in his or her account upon termination of employment due to death, total and permanent disability, or retirement on or after age 65 with five years of service. In all other cases, an SRP Participant is vested in accordance with a graduated vesting schedule which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter. Each SRP Participant was required prior to December 31, 2008, to irrevocably elect the benefit payment date (or commencement date) and a form of payment for his or her account. Each new SRP Participant is required to make this election within the first 30 days of his or her participation date. Thereafter, every five years (e.g., 2010, 2015, 2020), a participant may make a new irrevocable election to apply to the allocations made to his or her account in the subsequent five years. An SRP Participant’s vested account will be paid on the later of his or her separation from service or the age elected by him or her, which must not be earlier than age 60 or later than age 65. An SRP Participant may elect to have his or her vested account paid in a single lump sum payment or installment payments over a number of years selected by the participant (not more than 10). If no election is made, an SRP Participant’s vested account will be paid in the form of a lump sum at the participant’s attainment of age 65, or separation from service, if later.

                  Perquisites

        While our named executive officers may from time to time use certain of our properties for personal reasons, we generally incur no, or in some cases only nominal, incremental costs associated with such usage. We encourage our executive officers to personally use our properties because we believe that it is very important for our executives to be intimately familiar with our properties, our service and product offerings, and our markets. We believe that such personal hands-on experiences help us to enhance our customer services and be better positioned to understand, manage and operate our businesses. We otherwise provide only nominal perquisites to our named executive officers. No perquisites provided in fiscal 2009 to any named executive officer, individually or in the aggregate, had an incremental cost to us of in excess of $10,000.

Executive Stock Ownership

        We have not adopted any executive or director stock ownership guidelines, although the Marcus family beneficially owns approximately 28% of our outstanding Common Shares and, therefore, is the largest shareholder group in our company. Our other named executives each beneficially own significant amounts of our Common Shares through direct stock ownership, restricted stock awards and stock option grants. As of the Record Date, Messrs. Olson, Otto, Kissinger and Neis each beneficially owned 243,405 shares, 62,790 shares, 128,567 shares and 132,809 shares, respectively. As a result, we believe that our senior management team’s financial interests are significantly and directly related to the economic interests of our shareholders without the necessity of imposing arbitrary stock ownership guidelines. We have no policy prohibiting our executive officers or directors from hedging their Common Shares or otherwise pledging their Common Shares as collateral security for personal loans.

Impact of Tax, Accounting and Dilution Considerations

        As a result of our executives’ current executive compensation levels, we have not taken any action to qualify bonuses earned under our annual incentive bonus plan or restricted stock awards to comply with the regulations under Internal Revenue Code Section 162(m) relating to the $1 million cap on executive compensation deductibility. However, stock options granted under our various stock option plans will qualify for tax deductibility under Section 162(m).

        Additionally, our Committee carefully considers the accounting and financial reporting expenses associated with our grants of equity-based awards. We also consider the relative level of potential dilution to our shareholders resulting from such grants. As a result, we attempt to maintain an annual equity-based grant run-rate level of approximately 1% of our fully-diluted outstanding Common Shares.

Summary Compensation Table

        Set forth below is information regarding compensation earned by, paid or awarded to our following named executive officers during fiscal 2009, fiscal 2008 and fiscal 2007: (1) Stephen H. Marcus, our chairman of the board, and our chief executive officer until his retirement from such position on January 6, 2009; (2) Gregory S. Marcus, our president, and our chief executive officer beginning on January 6, 2009; (3) Douglas A. Neis, our chief financial officer and treasurer; (4) Bruce J. Olson, our senior vice president and president of Marcus Theatres Corporation; (5) William J. Otto, our president and chief operating officer of Marcus Hotels, Inc.; and (6) Thomas F. Kissinger, our vice president, general counsel and secretary. Messrs. Olson, Otto and Kissinger represent our most highly-compensated executive officers, other than Messrs. Steve Marcus and Greg Marcus.

        The following table sets forth for our named executive officers the following information for each of our last three fiscal years: (1) the dollar amount of base salary earned; (2) the dollar amount of any special compensation awards earned; (3) the dollar value of our FAS 123R expense for all long-term equity-based awards held by each named executive officer; (4) the dollar amount of cash bonuses earned under our incentive bonus plan; (5) the change in pension value and the dollar amount of above-market earnings on nonqualified deferred compensation; (6) the dollar amount of all other compensation; and (7) the dollar value of total compensation.

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Restricted Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Stephen H. Marcus	2009	$520,288	$--	$--	$--	$164,468	$(237,000)	$237,728	$685,484
Chairman of the	2008	620,672	--	--	--	262,200	101,864	102,523	1,087,259
Board & CEO (7)	2007	586,539	--	--	--	492,768	(162,427)	95,872	1,012,752
Gregory S. Marcus	2009	464,037	-	35,718	190,423	127,914	99,000	8,507	925,599
President & CEO	2008	348,077	6,000	49,792	72,956	97,610	48,000	10,506	632,941
(7)	2007	283,364	10,000	43,395	69,237	92,512	(4,000)	9,385	503,893
Douglas A. Neis	2009	297,000	--	34,153	94,989	59,451	134,000	8,834	628,427
CFO and Treasurer	2008	266,635	6,000	46,912	71,684	62,011	60,003	10,170	523,415
	2007	236,866	10,000	39,662	58,799	77,644	27,077	9,172	459,220
Bruce J. Olson	2009	402,000	--	37,155	103,788	156,339	149,000	10,451	858,733
Senior Vice	2008	373,077	10,000	51,228	76,957	98,523	78,992	11,491	700,268
President,	2007	359,128	15,000	44,831	74,033	157,961	43,729	10,337	705,019
President of
Marcus Theatres
Corporation

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Restricted Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
William J. Otto	2009	318,000	--	36,187	103,788	20,782	110,000	9,691	598,448
President and	2008	297,596	--	50,260	76,907	69,112	65,840	11,136	570,851
COO	2007	278,557	--	43,863	71,126	91,872	20,000	8,943	514,361
Marcus Hotels,
Inc.
Thomas F. Kissinger	2009	316,000	--	34,070	94,989	63,414	80,000	10,070	598,543
Vice President,	2008	277,596	9,000	46,829	71,684	64,308	61,479	11,491	542,387
General Counsel	2007	257,981	15,000	39,579	58,799	84,252	(2,079)	9,941	463,473
and Secretary

(1)	For fiscal 2008, we granted the listed special compensation awards to Messrs. Greg Marcus, Neis, Olson and Kissinger to reward their significant contributions in connection with our acquisition of seven theatres from Douglas Theatre Company in April 2008. For fiscal 2007, we granted the listed special compensation awards to Messrs. Greg Marcus, Neis, Olson and Kissinger and to reward their significant contributions in connection with our acquisition of 11 theatres from Cinema Entertainment Corporation in April 2007.

(2)	The dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R. The assumptions made in the valuations are discussed in Footnote 6 to our fiscal 2009 financial statements.

(3)	The dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R. The assumptions made in the valuations are discussed in Footnote 6 to our fiscal 2009 financial statements.

(4)	Reflects cash bonuses earned under our incentive bonus plan in connection with our achievement of the specific performance targets described above in the CD&A under “Cash Bonuses.”

(5)	The numbers in this column reflect the sum of (1) the aggregate change in the actuarial present value of accumulated benefits under our Supplemental Plan from the plan measurement date used for financial statement reporting purposes with respect to the applicable fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the applicable fiscal year, and (2) above-market earnings in our Deferred Compensation Plan. The present value of accumulated benefits under our Supplemental Plan for Mr. Steve Marcus declined during fiscal 2009 and 2007 due to the fact that he has continued employment beyond the actuarially assumed retirement age of 65 and his future payments under the plan are now expected to be paid out over a shorter life expectancy. The decline increased during fiscal 2009 due to the fact that payments began to Mr. Steve Marcus during the year. A similar decline for Mr. Steve Marcus did not occur during fiscal 2008 due to increased pay and decreased offset benefits under the employer-provided qualified benefit plan. The present value of accumulated benefits for Messrs. Kissinger and Greg Marcus declined during fiscal 2007 because offset benefits under the plan (e.g., Social Security and employer-provided qualified benefits) grew at a faster rate than the gross benefit under the Supplemental Plan.

(6)	$118,995, $99,705 and $86,856 of the figures in this column for Mr. Steve Marcus represents imputed income on split-dollar life insurance premiums paid by us for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. $115,433 of the amount in this column for Mr. Steve Marcus represents payments received under our Supplemental Plan in fiscal 2009.

(7)	On January 6, 2009, Mr. Steve Marcus retired as our chief executive officer and retained his position as our chairman of the board, and Mr. Greg Marcus was promoted to become our new chief executive officer in addition to his position as our president.

Grants of Plan-Based Awards

        As described above in the CD&A, we maintain our 1995 Equity Incentive Plan and 2004 Equity Incentive Plan, pursuant to which grants of restricted stock and/or stock options may be made to our named executive officers (other than Mr. Steve Marcus, who is not eligible to receive any equity-based awards under our equity plans), as well as other employees. The following table sets forth information regarding all such incentive plan awards that were granted to our named executive officers in fiscal 2009. The amounts set forth below should not be added to amounts set forth in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards: No. of	Exercise	Grant Date Fair Value of Stock
Name	Grant Date (1)	Threshold	Target	Maximum (2)	Threshold	Target	Maximum	No. of Shares of Stock or Units	Securities Under- lying Options	or Base Price of Option Awards	and Option Awards (3)

Mr. S. Marcus (4)	N/A	--	--	--	--	--	--	--	--	--	--
		0	$390,104	$780,208	--	--	--	--	--	--	--
Mr. G. Marcus (4)	7/29/08	--	--	--	--	--	--	--	100,000	$15.59	$644,162
		0	297,917	595,834	--	--	--	--	--	--	--
Mr. Neis	7/29/08	--	--	--	--	--	--	--	20,000	$15.59	128,832
		0	105,000	210,000	--	--	--	--	--	--	--
Mr. Olson	7/29/08	--	--	--	--	--	--	--	25,000	$15.59	161,041
		0	182,250	364,500	--	--	--	--	--	--	--
Mr. Otto	7/29/08	--	--	--	--	--	--	--	25,000	$15.59	161,041
		0	144,000	288,000	--	--	--	--	--	--	--
Mr. Kissinger	7/29/08	--	--	--	--	--	--	--	20,000	$15.59	128,832
		0	112,000	224,000	--	--	--	--	--	--	--

(1)	Our equity award granting practices are described above in the CD&A.
(2)	For fiscal 2009, maximum awards were limited to 200% of the named executive officer’s target award.
(3)	The full grant date fair value of each equity award calculated in accordance with FAS 123R.
(4)	Non-equity incentive plan award amounts were pro-rated to reflect Mr. Steve Marcus’ retirement as our chief executive officer and Mr. Greg Marcus’ succession to the position of our chief executive officer in fiscal 2009.

        The above amounts of non-equity incentive plan (i.e. cash bonus) awards under our incentive plan were determined pursuant to our achievement in fiscal 2009 of the specific performance targets described above in the CD&A. The number of our Common Shares subject to stock options and restricted stock awards granted to our named executive officers were also determined as described above in the CD&A.

         Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information on outstanding stock option and restricted stock awards held by our named executive officers at our fiscal 2009 year-end on May 28, 2009, including the number of Common Shares underlying both exercisable and unexercisable portions of each stock option, as well as the exercise price and expiration date of each outstanding option.

	Option Awards				Restricted Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)	Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested	Market Value of Common Shares That Have Not Vested (1)	Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Mr. S. Marcus	N/A	--	--	--	--	--	--	--	--
Mr. G. Marcus	4,990	--	--	$8.64	06/30/2009	--	--	--	--
	21,387	--	--	8.02	06/28/2010	--	--	--	--
	35,645	--	--	10.91	07/11/2012	--	--	--	--
	10,693	--	--	10.25	09/08/2013	--	--	--	--
	8,554	2,139(2)	--	12.73	08/18/2014	--	--	--	--
	8,555	5,703(3)	--	14.07	10/06/2015	--	--	--	--
	6,000	9,000(4)	--	19.74	07/31/2016	--	--	--	--
	--	15,000(5)	--	20.40	08/02/2017	--	--	--	--
	--	100,000(6)	--	15.59	7/29/2018	--	--	--	--
	--	--	--	--	--	3,750(7)	$ 40,425	--	--
	--	--	--	--	--	2,363(8)	25,473	--	--
	--	--	--	--	--	2,363(9)	25,473	--	--
	--	--	--	--	--	7,500(10)	80,850	--	--
Mr. Neis	7,129	--	--	8.64	06/30/2009	--	--	--	--
	21,387	--	--	8.02	06/28/2010	--	--	--	--
	21,387	--	--	9.85	07/12/2011	--	--	--	--
	14,258	--	--	10.91	07/11/2012	--	--	--	--
	10,693	--	--	10.25	09/08/2013	--	--	--	--
	8,555	2,138(11)	--	12.73	08/18/2014	--	--	--	--
	8,555	5,703(12)	--	14.07	10/06/2015	--	--	--	--
	6,000	9,000(4)	--	19.74	07/31/2016	--	--	--	--
	--	15,000(5)	--	20.40	08/02/2017	--	--	--	--
	--	20,000(13)	--	15.59	07/29/2018	--	--	--	--
	--	--	--	--	--	2,500(14)	26,950	--	--
	--	--	--	--	--	938(15)	10,112	--	--
	--	--	--	--	--	938(16)	10,112	--	--
	--	--	--	--	--	7,500(10)	80,850	--	--
Mr. Olson	14,257	--	--	9.85	07/12/2011	--	--	--	--
	11,407	--	--	10.91	07/11/2012	--	--	--	--
	8,555	--	--	10.25	09/08/2013	--	--	--	--
	11,407	2,851(17)	--	12.73	08/18/2014	--	--	--	--
	8,555	5,703(3)	--	14.07	10/06/2015	--	--	--	--
	6,000	9,000(4)	--	19.74	07/31/2016	--	--	--	--
	--	15,000(5)	--	20.40	08/02/2017	--	--	--	--
	--	25,000(18)	--	15.59	07/29/2018	--	--	--	--
	--	--	--	--	--	3,750(7)	40,425	--	--
	--	--	--	--	--	7,500(10)	80,850	--	--
Mr. Otto	2,851	--	--	10.25	09/08/2013	--	--	--	--
	5,031	2,851(17)	--	12.73	08/18/2014	--	--	--	--
	8,555	5,703(3)	--	14.07	10/06/2015	--	--	--	--
	6,000	9,000(4)	--	19.74	07/31/2016	--	--	--	--
	--	15,000(5)	--	20.40	08/02/2017	--	--	--	--
	--	25,000(18)	--	15.59	07/29/2018	--	--	--	--
	--	--	--	--	--	3,750(7)	40,425	--	--
	--	--	--	--	--	7,500(10)	80,850	--	--

	Option Awards				Restricted Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)	Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested	Market Value of Common Shares That Have Not Vested (1)	Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested

Mr. Kissinger	3,793	--	--	8.64	06/30/2009	--	--	--	--
	21,387	--	--	8.02	06/28/2010	--	--	--	--
	21,387	--	--	9.85	07/12/2011	--	--	--	--
	14,258	--	--	10.91	07/11/2012	--	--	--	--
	10,693	--	--	10.25	09/08/2013	--	--	--	--
	8,555	2,138(11)	--	12.73	08/18/2014	--	--	--	--
	5,888	5,703(12)	--	14.07	10/06/2015	--	--	--	--
	6,000	9,000(4)	--	19.74	07/31/2016	--	--	--	--
	--	15,000(5)	--	20.40	08/02/2017	--	--	--	--
	--	20,000(13)	--	15.59	7/29/2018	--	--	--	--
	--	--	--	--	--	2,500(14)	26,950	--	--
	--	--	--	--	--	1,388(19)	14,963	--	--
	--	--	--	--	--	1,388(20)	14,963	--	--
	--	--	--	--	--	7,500(10)	80,850	--	--

(1)	Reflects the amount calculated by multiplying the number of vested restricted shares by the closing price of our Common Stock as of May 28, 2009 of $10.78.

(2)	2,139 options will vest on August 18, 2009.

(3)	2,851 options will vest on October 6, 2009, and 2,852 options will vest on October 6, 2010.

(4)	3,000 options will vest on each of July 31, 2009, July 31, 2010 and July 31, 2011.

(5)	6,000 options will vest on August 2, 2009 and 3,000 options will vest on each of August 2, 2010, August 2, 2011 and August 2, 2012.

(6)	40,000 options will vest on July 29, 2010 and 20,000 options will vest on each of July 29, 2011, July 29, 2012 and July 29, 2013.

(7)	1,875 shares of restricted stock will vest on September 8, 2013, and any shares remaining will vest upon retirement, permanent disability or death.

(8)	787 shares of restricted stock will vest on each of December 3, 2009 and December 3, 2014, and any shares remaining will vest upon retirement, permanent disability or death.

(9)	787 shares of restricted stock will vest on each of August 31, 2010 and August 31, 2015, and any shares remaining will vest upon retirement, permanent disability or death.

(10)	3,750 shares of restricted stock will vest on each of August 15, 2009 and August 15, 2011.

(11)	2,138 options will vest on August 18, 2009.

(12)	2,852 options will vest on October 6, 2009, and 2,851 options will vest on October 6, 2010.

(13)	8,000 options will vest on July 29, 2010 and 4,000 options will vest on each of July 29, 2011, July 29, 2012 and July 29, 2013.

(14)	1,250 shares of restricted stock will vest on September 8, 2013, and any shares remaining will vest upon retirement, permanent disability or death.

(15)	312 shares of restricted stock will vest on each of December 3, 2009 and December 3, 2014, and any shares remaining will vest upon retirement, permanent disability or death.

(16)	312 shares of restricted stock will vest on each of August 31, 2010 and August 31, 2015, and any shares remaining will vest upon retirement, permanent disability or death.

(17)	2,851 options will vest on August 18, 2009.

(18)	10,000 options will vest on July 29, 2010 and 5,000 options will vest on each of July 29, 2011, July 29, 2012 and July 29, 2013.

(19)	462 shares of restricted stock will vest on each of December 3, 2009 and December 3, 2014, and any shares remaining will vest upon retirement, permanent disability or death.

(20)	462 shares of restricted stock will vest on each of August 31, 2010 and August 31, 2015, and any shares remaining will vest upon retirement, permanent disability or death.

Option Exercises and Restricted Stock Vested

        The following table sets forth information regarding each exercise of stock options and vesting of restricted stock that occurred during fiscal 2009 for each of our named executive officers on an aggregated basis. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Number of Shares Acquired on Option Exercise	Value Realized on Option Exercise (1)	Number of Shares Acquired on Vesting of Restricted Shares	Value Realized on Vesting of Restricted Shares (2)
Mr. S. Marcus	N/A	--	N/A	--
Mr. G. Marcus	2,139	$7,381	2,663	$48,919
Mr. Neis	--	--	1,562	28,948
Mr. Olson	--	--	1,875	35,381
Mr. Otto	9,228	74,143	1,875	35,381
Mr. Kissinger	3,336	54,140	1,712	31,525

(1)	Reflects the amount calculated by multiplying the number of shares received upon exercise of options by the difference between the closing price of our Common Shares on the exercise date and the exercise price of the exercised options.

(2)	Reflects the amount calculated by multiplying the number of vested restricted shares by the closing price of our Common Shares on the date the restricted shares vested.

Pension Benefits

        The following table sets forth the actuarial present value of each named executive officer’s accumulated benefits under our Supplemental Plan as of our fiscal 2009 year-end on May 28, 2009, assuming benefits are paid at normal retirement age based on current levels of compensation, as well as payments made to Mr. Steve Marcus during fiscal 2009 under our Supplemental Plan as a result of his retirement on January 6, 2009 as our chief executive officer. The table also shows the number of years of credited service under each such plan, which are subject to a maximum of 30. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Mr. S. Marcus	Supplemental Plan	30(1)	$3,135,000	$115,433
Mr. G. Marcus	Supplemental Plan	17	208,000	--
Mr. Neis	Supplemental Plan	23	314,000	--
Mr. Olson	Supplemental Plan	30(1)	1,548,000	--
Mr. Otto	Supplemental Plan	15	328,000	--
Mr. Kissinger	Supplemental Plan	15	173,000	--

(1)	Mr. Steve Marcus has been employed by us for 47 years, but his years of credited service under the Supplemental Plan are subject to a maximum of 30. Similarly, Mr. Olson has been employed by us for 35 years, but his years of credited service under the Supplemental Plan are subject to a maximum of 30.

        Our Supplemental Plan benefits payable to Messrs. Steve Marcus, Greg Marcus, Neis, Olson, Otto and Kissinger are determined under the formula illustrated above in the CD&A. Covered compensation for purposes of the Supplemental Plan consists of salary, bonus and non-equity incentive compensation. As of our fiscal 2009 year-end on May 28, 2009, the estimated annual benefits payable under the Supplemental Plan at normal retirement age to Messrs. Steve Marcus, Greg Marcus, Neis, Olson, Otto and Kissinger were $300,000, $72,000, $74,000, $205,000, $68,000 and $46,000, respectively. The payments to Mr. Steve Marcus under the Supplemental Plan in fiscal 2009 are discussed above under “Nonqualified Deferred Compensation.”

Nonqualified Deferred Compensation

        The following table sets forth annual executive and Company contributions under our Deferred Compensation Plan, as well each named executive officer’s withdrawals, earnings and fiscal year end balances in those plans. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Executive Contributions in Fiscal 2009	Company Contributions in Fiscal 2009	Aggregate Earnings in Fiscal 2009 (1)	Aggregate Withdrawals/ Distributions In Fiscal 2009 (2)	Aggregate Balance at May 29, 2009
Mr. S. Marcus	$ --	$ --	$ 27,483	$ 86,639	$600,277
Mr. G. Marcus	12,565	--	84	--	12,649
Mr. Neis	1,269	--	9	--	1,278
Mr. Olson	27,222	--	5,875	193,305	37,675
Mr. Otto	7,747	--	2,131	4,830	51,162
Mr. Kissinger	45,393	--	15,133	2,530	384,852

(1)	The amounts reported in this column were not considered above-market earnings and therefore are not reported as compensation in the Summary Compensation Table.

(2)	The numbers in this column for Mr. Otto and Mr. Kissinger represent withdrawals for roll-over to our Pension Plus Plan. $230 of the number in this column for Mr. Olson represents withdrawals for roll-over to our Pension Plus Plan.

Disclosure Regarding Termination and Change in Control Provisions

        We do not provide our executives with individual employment, severance or change-in-control agreements, other than the benefit plans otherwise described above in the CD&A and our standard policies generally applicable to all salaried employees. Generally, the vesting period for our stock option grants and restricted stock awards will be accelerated upon normal retirement or death. Our Compensation Committee has discretion to accelerate the vesting of such grants and awards upon a potential future change-in-control of our company.

Non-Employee Director Compensation

        The following table sets forth information regarding the compensation received by each of our non-employee directors during fiscal 2009. Our other directors are named executive officers and receive no compensation for their services as directors and are therefore omitted from the table.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Diane Marcus	$20,000	$ 6,418	$ 2,428	--	--	$41,900	$70,746
Gershowitz
Daniel F. McKeithan, Jr.	30,500	6,418	2,428	--	--	--	39,346
Allan H. Selig	22,250	6,418	2,428	--	--	--	31,096
Timothy E. Hoeksema	22,000	6,418	2,428	--	--	--	30,846
Philip L. Milstein	27,000	6,418	2,428	--	--	--	35,846
Bronson J. Haase	26,000	6,418	2,428	--	--	--	34,846
James D. Ericson	26,500	6,418	2,428	--	--	--	35,346

(1)	The dollar amount is equal to the number of shares issued multiplied by our closing share price on May 28, 2009.
(2)	The dollar amount recognized for financial statement purposes computed in accordance with FAS 123R.
(3)	The amount of $41,900 included for Diane Marcus Gershowitz represents imputed income on split-dollar life insurance premiums paid by us.

        In fiscal 2009, each non-employee director received: (1) an annual retainer fee of $10,000 in cash; (2) 509 Common Shares on our annual shareholders’ meeting date; (3) $2,500 for each board meeting attended; (4) $750 for each board committee meeting attended (or $1,000 per committee meeting attended if that person served as the committee’s chairperson), except that each member of the Audit Committee received $1,000 per committee meeting attended, and the chairman of the Audit Committee received $1,500 per committee meeting attended; and (5) an option to purchase 500 Common Shares at the end of our fiscal year. In addition, each non-employee director received an option to purchase 1,000 Common Shares upon his or her initial appointment or election to the board of directors under the option plan in effect at the time of such initial appointment. The exercise price of all options granted to non-employee directors is equal to 100% of the fair market value of the Common Shares on the date of grant. At the end of our fiscal 2009, on May 28, 2009, each non-employee director received his or her annual automatic option grant to purchase 500 shares of Common Shares at an exercise price of $10.78 per share. All options granted to our non-employee directors have a term of ten years and are fully vested and exercisable immediately after grant.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the above CD&A with management and, based on such review and discussion, has recommended to the Board of Directors that the CD&A be included in this proxy statement.

Timothy E. Hoeksema, Chairman
Bronson J. Haase
Daniel F. McKeithan, Jr.
Philip L. Milstein

AUDIT COMMITTEE REPORT

To the Board of Directors of The Marcus Corporation

        Each of the undersigned Audit Committee members: (1) served on the Audit Committee during the Company’s entire fiscal year ended May 28, 2009; (2) is an independent, non-employee director as defined by the rules of the NYSE and the SEC; and (3) is an “audit committee financial expert,” as defined by the SEC. Our Audit Committee has a written charter, which is available on the Company’s website at www.marcuscorp.com.

        Our Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Our management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. We have also relied on the representations of Deloitte & Touche LLP included in its report on the Company’s fiscal 2009 financial statements. Our discussions with management and Deloitte & Touche LLP do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that Deloitte & Touche LLP is in fact “independent.”

        Our Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended May 28, 2009 with management and has discussed with Deloitte & Touche LLP its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and other matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence from management and the Company and considered the compatibility of Deloitte & Touche LLP’s provision of non-audit services with its independence.

        Our Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for its audit. We met with Deloitte & Touche LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

        In reliance on the reviews and discussions referred to above, our Audit Committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K at and for the fiscal year ended May 28, 2009 for filing with the SEC.

        This report and the information herein do not constitute soliciting material and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing by or of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:
Daniel F. McKeithan, Jr., Chairman
Philip L. Milstein
James D. Ericson

CHANGE IN CERTIFYING ACCOUNTANT

        In October 2007, our Audit Committee determined that the time was opportune to undertake a process to determine our auditor for our 2009 fiscal year. As a result of this process, on January 9, 2008, the Audit Committee appointed Deloitte & Touche LLP as our new independent registered public accounting firm for fiscal 2009 and notified Ernst & Young LLP that, upon the completion of its fiscal 2008 engagement and the filing of our Annual Report on Form 10-K for the fiscal year ending May 29, 2008, Ernst & Young LLP would be replaced as our independent registered public accounting firm. Our Annual Report on Form 10-K for the fiscal year ending May 29, 2008 was filed on August 12, 2008.

        Ernst & Young LLP’s reports on our consolidated financial statements as of and for the fiscal years ended May 31, 2007 and May 29, 2008 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

        During the fiscal years ended May 31, 2007 and May 29, 2008, we did not have any disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to their subject matter in their reports on the financial statements for those years. Also during this period, there were no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

        We did not engage Deloitte & Touche LLP in any prior consultations during the fiscal years ended May 31, 2007 or May 29, 2008.

POLICIES AND PROCEDURES GOVERNING RELATED PERSON TRANSACTIONS

        Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or nominees for director, any immediate family members of those individuals, and any holders of more than 5% of our Common Stock or Class B Common Stock; and

•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant, the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

        Each of our executive officers, directors and nominees for director is required to disclose to our Corporate Governance and Nominating Committee certain information relating to related person transactions for review, approval or ratification by the Committee. Disclosure to the Committee should occur before, if possible, or as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The decision of the Committee whether or not to approve or ratify a related person transaction is to be made in light of the Committee’s determination of whether the transaction is in our best interests and/or whether the transaction is on terms at least as favorable as could be obtained from a non-affiliated third party. Any related person transaction must be disclosed to our Audit Committee and to our full Board.

        Pursuant to these policies and procedures, our Corporate Governance and Nominating Committee ratified the following ongoing related person transactions:

        As in prior years, during our 2009 fiscal year, we leased automobiles from Selig Executive Leasing Co., Inc. Aggregate lease payments from the lease of approximately 62 vehicles were $257,000 in our fiscal 2009. As in past years, virtually all of these lease payments represent reimbursement of actual costs incurred by Selig Executive Leasing to purchase and finance the vehicles, with Selig Executive Leasing retaining less than $20,000 as an administrative fee. Allan H. Selig, one of our directors, is the president, chief executive officer and sole shareholder of Selig Executive Leasing.

        We have an administrative services agreement with Marcus Investments, LLC, which is owned by the three sons of Stephen H. Marcus, our chairman, including Gregory S. Marcus, our president and chief executive officer. The agreement provides that Marcus Investments may not invest in businesses which compete with our motion picture theatre exhibition or hotels or resorts businesses. Pursuant to the agreement, we from time to time provide various administrative support services, legal services, payroll services and related equipment to Marcus Investments in support of its business. Such services are provided solely at our discretion so that the performance of these services does not interfere with or otherwise adversely affect our business or operations. Marcus Investments pays us not less than our fully-allocated direct and indirect costs and expenses for providing any such services. In fiscal 2009, Marcus Investments made aggregate payments to us of $663,000, of which less than $16,000 was for the provision of the aforementioned services. The remaining payments received represented reimbursement of payroll related costs for Marcus Investments associates paid using our payroll service. The agreement is subject to annual review and re-approval, by our Corporate Governance and Nominating Committee, which reapproved the agreement in June 2009. Additionally, during a portion of fiscal 2009, our theatre division licensed the Zaffiro’s pizza recipe and related intellectual property rights for two theatre locations from an entity that is owned by Marcus Investments, LLC. For fiscal 2009, we paid such entity less than $3,000 in licensing fees. We anticipate that these fees will increase in fiscal 2010 as we continue such long-term license arrangements for an entire fiscal year and as we potentially add Zaffiro’s pizza as a concession offering at additional theatre locations.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors and executive officers are required to report their ownership of Common Shares and Class B Shares and any changes in that ownership to the SEC and the NYSE. Based upon our review of copies of the reports filed with the SEC and the representations of the persons involved, we believe that the directors and executive officers of the Company have complied with the requirements for fiscal 2009, except that a Form 4 for Philip L. Milstein was inadvertently filed late. In making the above statements, we have relied upon the representations of the persons involved and on copies of their reports filed with the SEC.

OTHER MATTERS

        Deloitte & Touche LLP acted as our independent auditors during fiscal 2009. Representatives from Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate shareholder questions. Deloitte & Touche LLP’s fees for fiscal 2009 are summarized in the following table:

2009
Audit Fees	$385,000
Audit-Related Fees(1)	–
Tax Fees(2)	120,000
All Other Fees	–
Total Fees	$505,000
=======
____________________

(1)	Audit-related fees consist of the fees billed for consultation services on various accounting matters.
(2)	Tax fees consist of the fees billed for consultation services on various tax matters.

        Ernst & Young LLP acted as our independent auditors during fiscal 2008. We do not expect representatives from Ernst & Young LLP to be present at the Meeting. Ernst & Young LLP’s fees for fiscal 2008 are summarized in the following table:

2008
Audit Fees	$393,000
Audit-Related Fees(1)	2,500
Tax Fees	–
All Other Fees	–
Total Fees	$396,400
=======
____________________

(1)	Audit-related fees consist of the fees billed for consultation services on various accounting matters.

        Our Audit Committee pre-approves the provision of all auditing and non-audit services by out independent auditors. During fiscal 2008 and 2009, all of the services related to the audit and other fees described above were pre-approved by our Audit Committee and none were provided pursuant to any waiver of the pre-approval requirement.

        As noted in the Audit Committee Report, our Audit Committee has considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with its independence.

        We have filed an Annual Report on Form 10-K with the SEC for fiscal 2009, which ended on May 28, 2009. A copy of the Form 10-K (excluding exhibits) has been provided to each person who was a record or beneficial owner of Common Shares or Class B Shares as of the Record Date and is available on our corporate web site (www.marcuscorp.com). Exhibits to the Form 10-K will be furnished upon payment of the fee described in the list of exhibits accompanying the copy of Form 10-K. Requests for any exhibits to our Form 10-K should be addressed to Thomas F. Kissinger, Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.

        Our board of directors does not intend to present at the Meeting any matters for shareholder action other than the matters described in the Notice of Annual Meeting. The board of directors does not know of any other matters to be brought before the Meeting that will require the vote of shareholders. If any other business or matters properly come before the Meeting, the proxies named in the accompanying proxy will vote on such business or matters in accordance with their best judgment.

        We did not receive any shareholder proposals for consideration at the Meeting. A shareholder wishing to include a proposal in our proxy statement for our 2010 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must forward the proposal to us by May 7, 2010. In addition, a shareholder who otherwise intends to present business at our 2010 Annual Meeting of Shareholders (including nominating persons for election as directors) must comply with the requirements set forth in our By-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-laws, to our Secretary not later than 45 days prior to the date in the current year corresponding to the date on which we first mailed our proxy materials for the prior year’s annual meeting. Accordingly, if we do not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 prior to July 21, 2010, the notice will be considered untimely and we will not be required to present such proposal at the 2010 Annual Meeting of Shareholders. If our board of directors chooses to present such proposal at our 2010 Annual Meeting of Shareholders, the persons named in proxies solicited by the board of directors for the 2010 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

        We have paid the cost of soliciting proxies. We expect to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain of our officers and employees. We will reimburse brokers and other holders of record for their expenses in communicating with the persons for whom they hold Common Shares or Class B Shares. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose, but we reserve the right to do so should we conclude that such efforts are needed.

On Behalf of the Board of Directors Thomas F. Kissinger Vice President, General Counsel and Secretary

Milwaukee, Wisconsin
September 4, 2009

THE MARCUS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, October 14, 2009
10:00 a.m. (Central Daylight Time)

Pfister Hotel
(in the Grand Ballroom)
424 E. Wisconsin Avenue
Milwaukee, WI 53202

The Marcus Corporation
The Marcus Corporation	100 E. Wisconsin Avenue, Suite 1900
Milwaukee, WI 53202
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on October 14, 2009.

The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and each of them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of Common Stock of THE MARCUS CORPORATION that the undersigned is entitled to vote at the 2009 Annual Meeting of Shareholders to be held at 10:00 A.M., local time, October 14, 2009, at Pfister Hotel (in the Grand Ballroom), 424 E. Wisconsin Avenue, Milwaukee, Wisconsin, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items listed on the reverse, as more completely described in the Proxy Statement for the meeting.

The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement, the 2009 Annual Report to Shareholders and the Form 10-K and hereby revokes any other proxy heretofore executed by the undersigned for such meeting

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for director and on such other matters as may properly come before the meeting or any adjournment thereof in accordance with the best judgment of the proxies named herein.

See reverse for voting instructions.

COMPANY # ______________________________________________________________
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET — www.eproxy.com/mcs
Use the Internet to vote your proxy until 12:00 p.m. (CT) on October 13, 2009
PHONE — 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on October 13, 2009.
MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR All Nominees.

1. Election of directors:	01 Stephen H. Marcus	06 Bruce J. Olson	[_] Vote FOR	[_] Vote WITHHELD
	02 Diane Marcus Gershowitz	07 Philip L. Milstein	all nominees	from all nominees
	03 Daniel F. McKeithan, Jr.	08 Bronson J. Haase	(except as marked)
	04 Allan H. Selig	09 James D. Ericson
	05 Timothy E. Hoeksema	10 Gregory S. Marcus

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES.

Address Change? Mark Box [_] Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

THE MARCUS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, October 14, 2009
10:00 a.m. (Central Daylight Time)

Pfister Hotel
(in the Grand Ballroom)
424 E. Wisconsin Avenue
Milwaukee, WI 53202

The Marcus Corporation
The Marcus Corporation	100 E. Wisconsin Avenue, Suite 1900
Milwaukee, WI 53202
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on October 14, 2009.

The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and each of them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of Class B Common Stock of THE MARCUS CORPORATION that the undersigned is entitled to vote at the 2009 Annual Meeting of Shareholders to be held at 10:00 A.M., local time, October 14, 2009, at Pfister Hotel (in the Grand Ballroom), 424 E. Wisconsin Avenue, Milwaukee, Wisconsin, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items listed on the reverse, as more completely described in the Proxy Statement for the meeting.

The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement, the 2009 Annual Report to Shareholders and the Form 10-K and hereby revokes any other proxy heretofore executed by the undersigned for such meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for director and on such other matters as may properly come before the meeting or any adjournment thereof in accordance with the best judgment of the proxies named herein.

See reverse for voting instructions.

COMPANY # ______________________________________________________________
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET — www.eproxy.com/mcs
Use the Internet to vote your proxy until 12:00 p.m. (CT) on October 13, 2009
PHONE — 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on October 13, 2009.
MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR All Nominees.

1. Election of directors:	01 Stephen H. Marcus	06 Bruce J. Olson	[_] Vote FOR	[_] Vote WITHHELD
	02 Diane Marcus Gershowitz	07 Philip L. Milstein	all nominees	from all nominees
	03 Daniel F. McKeithan, Jr.	08 Bronson J. Haase	(except as marked)
	04 Allan H. Selig	09 James D. Ericson
	05 Timothy E. Hoeksema	10 Gregory S. Marcus

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES.

Address Change? Mark Box [_] Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

THE MARCUS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, October 14, 2009
10:00 a.m. (Central Daylight Time)

Pfister Hotel
(in the Grand Ballroom)
424 E. Wisconsin Avenue
Milwaukee, WI 53202

The Marcus Corporation
The Marcus Corporation	100 E. Wisconsin Avenue, Suite 1900
Milwaukee, WI 53202
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on October 14, 2009.

The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and each of them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of Common Stock of THE MARCUS CORPORATION that the undersigned is entitled to vote through The Marcus Corporation Pension Plus Plan at the 2009 Annual Meeting of Shareholders to be held at 10:00 A.M., local time, October 14, 2009, at Pfister Hotel (in the Grand Ballroom), 424 E. Wisconsin Avenue, Milwaukee, Wisconsin, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items listed on the reverse, as more completely described in the Proxy Statement for the meeting.

The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement, the 2009 Annual Report to Shareholders and the Form 10-K and hereby revokes any other proxy heretofore executed by the undersigned for such meeting

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for director and on such other matters as may properly come before the meeting or any adjournment thereof in accordance with the best judgment of the proxies named herein.

See reverse for voting instructions.

COMPANY # ______________________________________________________________
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET — www.eproxy.com/mcs
Use the Internet to vote your proxy until 12:00 p.m. (CT) on October 12, 2009
PHONE — 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on October 12, 2009.
MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR All Nominees.

1. Election of directors:	01 Stephen H. Marcus	06 Bruce J. Olson	[_] Vote FOR	[_] Vote WITHHELD
	02 Diane Marcus Gershowitz	07 Philip L. Milstein	all nominees	from all nominees
	03 Daniel F. McKeithan, Jr.	08 Bronson J. Haase	(except as marked)
	04 Allan H. Selig	09 James D. Ericson
	05 Timothy E. Hoeksema	10 Gregory S. Marcus

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES.

Address Change? Mark Box [_] Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.